Exhibit 10.2

FIRST AMENDMENT

FIRST AMENDMENT, dated as of March 2, 2011 (this “Amendment”), to the CREDIT AGREEMENT, dated as of October 9, 2007, among GUITAR CENTER, INC., a Delaware corporation, (the “Borrower”), the facility guarantors party thereto (the “Facility Guarantors”), the lenders party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), and the other agents party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant to the Term Credit Agreement, the Lenders have agreed to make, and have made, certain extensions of credit to the Borrower;

WHEREAS, the Borrower has requested, among other things, that the Lenders agree to extend the tenor of their Term Loans;

WHEREAS, each Lender executing a signature page hereto with the description “Extended Term Loan Lender” has agreed to convert the amount of its Term Loan in the amount stated on such Lender’s signature page to “Extended Term Loans” and agreed to the amendments and waivers set forth herein, subject to the terms and conditions provided for herein;

WHEREAS, each Lender executing a signature page hereto with the description “Amending Non-Extending Lender” has declined to extend any portion of its Term Loans but has agreed to the amendments and waivers set forth herein subject to the terms and conditions provided for herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.           Defined Terms.  Unless otherwise defined herein, terms defined in the Term Credit Agreement and used herein shall have the meanings given to them in the Term Credit Agreement (as defined after giving effect to this Amendment).

SECTION 2.           Amendments.

(a)           Effective as of the First Amendment Effective Date (as defined below), the Term Credit Agreement shall be amended to read in its entirety as set forth in Exhibit A to this Amendment; and

(b)           Effective as of the First Amendment Effective Date, Schedule 3.05(b) to the Term Credit Agreement shall be amended and restated in its entirety as set forth in Exhibit D to this Amendment.

SECTION 3.           Waivers and Consents.

(a)           Notwithstanding any provision in the Term Credit Agreement (including Section 6.09) or any other Loan Document to the contrary, which contrary provisions are hereby waived, each party hereto consents to (i) the minimum Prime Rate (as defined in the ABL Agreement) for the Indebtedness under the ABL Facility being determined with reference to the LIBO Rate (as defined in the ABL Agreement) that would be applicable to a 1-month Interest Period (as defined in the ABL

Agreement) and (ii) the Applicable Margin (as defined in the ABL Agreement) for all or a portion of the Indebtedness under the ABL Facility being determined with reference to the following pricing grid:

Average Daily Excess Availability	LIBO Applicable Margin	Prime Rate Applicable Margin
Greater than $250,000,000	2.75%	1.75%
Less than or equal to $250,000,000 but greater than $125,000,000	3.00%	2.00%
Less than or equal to $125,000,000	3.25%	2.25%

(b)           Notwithstanding any provision in the Term Credit Agreement (including Section 6.09) or any other Loan Document to the contrary, which contrary provisions are hereby waived, each party hereto consents to the increase in the Redemption Price (as defined in the Holdco Notes Indenture) for the period commencing October 15, 2013 through and including October 14, 2015.

(c)           Notwithstanding any provision in the Term Credit Agreement (including Section 6.09) or any other Loan Document to the contrary, which contrary provisions are hereby waived, each party hereto consents to (i) the Interest Reinvestment Transaction, (ii) the amendments to the Holdco Notes Indenture made pursuant to an amendment set forth in Exhibit B to this Amendment, (iii) the amendments to the Senior Notes Indenture made pursuant to an amendment set forth in Exhibit C to this Amendment and (iv) all transactions related to the foregoing.

SECTION 4.           Conditions to Effectiveness.  This Amendment shall become effective on and as of the date hereof (the “First Amendment Effective Date”) upon the satisfaction (or waiver by the Required Lenders) of the following conditions:

(a)           the Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of (a) the Borrower, (b) the Facility Guarantors and (c) the Required Lenders (including, in any event, each Extended Term Loan Lender), together with all schedules and exhibits hereto and acknowledged by the Administrative Agent;

(b)           the Administrative Agent shall have received the favorable written opinion with respect to the Amendment executed on the First Amendment Effective Date and the transactions contemplated hereby of Kirkland & Ellis LLP, special counsel to the Borrower and the Facility Guarantors, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent;

(c)           the Administrative Agent shall have received resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each Facility Guarantor certified by its secretary or assistant secretary as of the First Amendment Effective Date, approving this Amendment and authorizing the execution and delivery hereof, each in form and substance reasonably satisfactory to the Administrative Agent;

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(d)           the Administrative Agent shall have received specimen signatures of officers or other appropriate representatives executing this Amendment on behalf of the Borrower and each Facility Guarantor, certified by the secretary or assistant secretary of such Borrower or Facility Guarantor;

(e)           the Administrative Agent shall have received any changes to the Charter Documents of the Borrower and each Facility Guarantor since the Closing Date, certified as true and correct by its secretary or assistant secretary;

(f)            the Administrative Agent shall have received certificates issued as of a recent date by the Secretaries of State of the respective jurisdictions of formation of the Borrower and each Facility Guarantor as to the due existence and good standing of such Person;

(g)           the Administrative Agent shall have received evidence that all fees and expenses required to be paid pursuant to Sections 6 and 7 hereof by the Borrower on or before the First Amendment Effective Date to the Administrative Agent, the Arrangers and the Lenders (or their affiliates) in connection with this Amendment have been paid in full;

(h)           Holdings shall have entered into an amendment to the HoldCo Notes Indenture substantially in the form of Exhibit B to this Amendment, and such amendment shall become effective on the First Amendment Effective Date; and

(i)            the Borrower shall have entered into an amendment to the Senior Notes Indenture substantially in the form of Exhibit C to this Amendment, and such amendment shall become effective on the First Amendment Effective Date.

SECTION 5.           Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and each Lender that (immediately before and after giving effect to this Amendment):

(a)   Each Loan Party has the power and authority to execute, deliver and perform its obligations under this Amendment and, in the case of the Borrower, to borrow under the Term Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”).  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of its obligations under this Amendment and, in the case of the Borrower, to authorize the borrowings under the Amended Credit Agreement.  This Amendment has been duly executed and delivered on behalf of each Loan Party.  This Amendment constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)   The execution, delivery and performance of this Amendment will not violate any Applicable Law, or conflict with any material indenture, agreement or other instrument to which the Borrower is a party, except to the extent that such violation or conflict would not reasonably be expected to result in a Material Adverse Effect, and will not result in the creation or imposition of any Lien upon any asset of the Borrower pursuant to any such agreement (other than any Permitted Encumbrances and Liens created under the Loan Documents).

(c)   Each of the representations and warranties made by any Loan Party in the Loan Documents as amended by this Amendment is true and correct in all material respects on and as of the First Amendment Effective Date, as if made on and as of such date (except that any representation or

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warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date).

(d)   As of the First Amendment Effective Date, there does not exist any Default or Event of Default.

SECTION 6.           Payment of Expenses.  The Borrower agrees to pay or reimburse the Arrangers and the Administrative Agent for all Credit Party Expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby.

SECTION 7.           Consent Fee.  The Borrower agrees to pay to the Administrative Agent for the account of (a) each Extended Term Loan Lender that has executed and delivered a counterpart of this Amendment by the First Amendment Effective Date, a consent fee in an amount equal to 0.25% of such Lender’s Extended Term Loans, and a consent fee in an amount equal to 0.05% of such Lender’s Non-Extended Term Loans and (b) each Amending Non-Extending Lender that has executed and delivered a counterpart of this Amendment by the First Amendment Effective Date, a consent fee in an amount equal to 0.05% of such Lender’s Non-Extended Term Loans.

SECTION 8.           Post-Effectiveness Covenant.  The Borrower agrees to deliver to the Administrative Agent as soon as commercially reasonable, but in any event no later than the date that is 30 days after the First Amendment Effective Date (or such later date as the Administrative Agent may elect in its sole discretion) (a) an amendment to each Mortgage, in form and substance reasonably satisfactory to the Administrative Agent and (b) a date down endorsement to the title policy covering each Mortgage.

SECTION 9.           No Other Amendment or Waivers; Confirmation.  Except as expressly provided hereby, all of the terms and provisions of the Term Credit Agreement and the other Loan Documents are and shall remain in full force and effect.  The amendments and waivers contained herein (including Exhibits A, B, C and D) shall not be construed as an amendment or waiver of any other provision of the Term Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.

SECTION 10.         GOVERNING LAW; WAIVER OF JURY TRIAL; MISCELLANEOUS.

(a) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           On and after the First Amendment Effective Date, each reference in the Term Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Term Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Term Credit Agreement shall mean and be a reference to the Amended Credit Agreement.

(c)           This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  This Amendment may be delivered by facsimile or electronic transmission of the relevant signature pages hereof.

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(d)           The Administrative Agent shall give notice to the Borrower and each of the Lenders promptly upon the occurrence of the “First Amendment Effective Date.”

(e)           The execution and delivery of this Amendment by any Lender shall be binding upon each of its successors and permitted assigns (including permitted assignees of its Loans in whole or in part prior to effectiveness hereof).

SECTION 11.         Severability.  If any provision of this Amendment shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

SECTION 12.         Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

GUITAR CENTER, INC.

		By:	/s/ Erick Mason
Name: Erick Mason
Title: EVP and CFO

THE ENTITIES LISTED ON SCHEDULE I HERETO, as Facility Guarantors

		By:	/s/ Erick Mason
Name: Erick Mason
Title: VP & Asst. Secretary, EVP, CFO, Treasurer, President

Acknowledged and Agreed:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, and as Lender

By:	/s/ Sarah Freedman
Name: Sarah Freedman
Title: Vice President

Name of Lender:

By:
Name:
Title:

Lender’s total Extended Term Loans: $

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Schedule I

Facility Guarantors

Guitar Center Holdings, Inc.

Guitar Center Stores, Inc.

Guitar Center Gift Card Company, LLC
Musician’s Friend, Inc.

Harmony Central Group, LLC

KORVAL, Inc.

Music123, Inc.

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EXHIBIT A

Amended Credit Agreement

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EXHIBIT A

CREDIT AGREEMENT

dated as of
October 9, 2007

VH MERGERSUB, INC.
(to be merged with and into GUITAR CENTER, INC.)

As Borrower

THE FACILITY GUARANTORS NAMED HEREIN

JPMORGAN CHASE BANK, N.A.
As Administrative Agent and Collateral Agent

EACH SYNDICATION AGENT AND CO-DOCUMENTATION AGENT NAMED HEREIN

THE LENDERS
NAMED HEREIN

And

J.P. MORGAN SECURITIES INC.
As Lead Arranger and Book Runner

As amended pursuant to the First Amendment, dated as of March 2, 2011

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EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B-1:	Form of Borrowing Request
Exhibit B-2:	Form of Conversion/Continuation Notice
Exhibit C:	Form of Note
Exhibit D:	Form of Joinder
Exhibit E:	Form of Compliance Certificate
Exhibit F:	Intercreditor Agreement

SCHEDULES

Schedule 1.1(a):	Lenders and Commitments
Schedule 1.1(b):	Business Segments
Schedule 3.01:	Organization Information
Schedule 3.05(b):	Intellectual Property
Schedule 3.05(c)(i):	Owned Real Property
Schedule 3.06(a):	Disclosed Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.14:	Collective Bargaining Agreements
Schedule 5.16(a):	Mortgaged Properties
Schedule 5.17:	Post-Closing Matters
Schedule 6.01:	Existing Indebtedness
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Permitted Investments
Schedule 6.05:	Permitted Dispositions
Schedule 6.07:	Affiliate Transactions

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CREDIT AGREEMENT dated as of October 9, 2007 among:

VH MERGERSUB, INC. (“Merger Sub” and, prior to the Merger (as defined below), the “Borrower”), a corporation organized under the laws of the State of Delaware, to be merged (the “Merger”) with and into GUITAR CENTER, INC. (“Guitar Center” and, after the Merger, the “Borrower”), a corporation organized under the laws of the State of Delaware;

The FACILITY GUARANTORS from time to time party hereto;

JPMORGAN CHASE BANK, N.A., a national banking association, having a place of business at 270 Park Avenue, New York, New York 10017, as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), for its own benefit and the benefit of the other Secured Parties;

The LENDERS party hereto; and Each SYNDICATION AGENT AND CO-DOCUMENTATION AGENT (as defined herein);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

SECTION 1.01               Definitions.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Agreement” means that certain credit agreement dated October 9, 2007 by and among the Borrower, as the lead borrower, the other borrowers named therein, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the lenders identified therein, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Borrowings Amount” means, as of any date (the “Reference Date”), an amount equal to (a) the sum of the aggregate amount of all Loans (as such term is defined under the ABL Agreement) outstanding for the period of four consecutive Fiscal Quarters most recently ended on or prior to the Reference Date divided by (b) four.

“ABL Facility” means the revolving credit loan facility established pursuant to the ABL Agreement in a principal amount of commitments and loans thereunder not to exceed $375,000,000 (which amount may be increased or reduced in accordance with the provisions of the ABL Agreement as in effect on the Closing Date), as amended, modified, supplemented, refinanced or replaced from time to time, provided that any such refinancing constitutes a Permitted Refinancing.

“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.  The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Acquired EBITDA” means, with respect to any entity or business acquired in a Permitted Acquisition (any of the foregoing, an “Acquired Entity”) for any period, the amount of Consolidated EBITDA of such Acquired Entity for such period (determined using such definition as if references to Holdings and its Restricted Subsidiaries therein were to such Acquired Entity and its Restricted Subsidiaries), all as determined on a Consolidated basis for such Acquired Entity in accordance with GAAP.

“Acquired Entity” has the meaning provided in the definition of “Acquired EBITDA.”

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or Stores from any other Person, or (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Acquisition Agreement” means the Agreement and Plan of Merger among Guitar Center, Holdings and Merger Sub dated as of June 27, 2007, together with the schedules, exhibits and annexes thereto.

“Acquisition Charges” means the transaction costs, fees and expenses incurred in connection with the VH Acquisition and the financing therefor (including those related to this Agreement, the Senior Initial Loan Facility, the Holdco Initial Loan Facility and the ABL Facility).

“Acquisition Documents” means the Acquisition Agreement and all other agreements, documents, certificates and instruments executed and/or delivered in connection therewith, each as modified, amended, supplemented or restated, and in effect from time to time.

“Additional Borrower Unsecured Senior Notes” means the unsecured senior notes of the Borrower issued pursuant to an Interest Reinvestment Transaction, as modified, amended, supplemented or restated, and in effect from time to time.

“Additional Lender” has the meaning specified in SECTION 2.02.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Advisory Agreement” means the Advisory Agreement dated as of October 9, 2007 by and among Holdings, the Borrower and Bain Capital Partners, LLC, a Delaware limited liability company, as amended and in effect from time to time.

“Advisory Fees” means financial advisory fees, closing fees, transaction fees, monitoring fees, oversight fees and similar fees, expenses and indemnities payable by the Loan Parties pursuant to the Advisory Agreement, but in the case of any such fees not to exceed the amounts payable in respect thereof under the Advisory Agreement as in effect on the Closing Date.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Borrower (unless otherwise specified in this definition) equal to:

(a)           In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the net amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Loan Party was the sole “Affected Party” (as therein defined);

(b)           In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, based on the settlement price of such Hedge Agreement on such date of determination; or

(c)           In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, enforceable notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means a percentage per annum equal to, in the case of any (a) Non-Extended Term Loan that is a Prime Rate Loan, 2.50%, (b) Non-Extended Term Loan that is a LIBO Loan, 3.50%, (c) Extended Term Loan that is a Prime Rate Loan, 4.25% and (d) Extended Term Loan that is a LIBO Loan, 5.25%.

“Arranger” means J.P. Morgan Securities Inc.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises, administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11, U.S.C.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means the incurrence of Term Loans of a single Type having, in the case of LIBO Loans, a single Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with SECTION 2.03.

“Breakage Costs” has the meaning provided in SECTION 2.16(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to Holdings and its Restricted Subsidiaries for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and its Restricted Subsidiaries that are (or would be) set forth in a Consolidated statement of cash flows of Holdings and its Restricted Subsidiaries for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any such expenditures which constitute capital expenditures relating to the construction or acquisition of any property which subsequent to such capital expenditures has been transferred to a Person other than Holdings or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction permitted under this Agreement, (ii) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received or Capital Lease Obligations incurred by Holdings or any of its Restricted Subsidiaries in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (C) the proceeds or consideration received from any sale, trade in or other disposition of Holdings’ or any of its Restricted Subsidiaries’ assets (other than assets constituting Collateral consisting of Inventory and Accounts), to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) any such expenditures which constitute a Permitted Acquisition, (iv) any such expenditures which constitute expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings or any of its Restricted Subsidiaries) and for which neither Holdings nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (v) any such expenditures which constitute the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) any such expenditures which constitute the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) any such expenditures which constitute the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (viii) any such expenditures which constitute normal replacement and maintenance programs charged to current results or (ix) any expenditures which are contractually required to be, and are, reimbursed to Holdings or any of its Restricted Subsidiaries in cash by a third party (including landlords) during such period of calculation.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction related expenditures under EITF 97-10, “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as an operating lease and not a Capital Lease Obligation.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateral Account” means an interest bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the benefit of the other Secured Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with SECTION 2.17(f).

“Cash Equivalents” means Permitted Investments set forth in clauses (a) through (e) and clause (s) in the definition thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time:

(a)           any “change in/of control” or similar event as defined in any documents governing the Senior Initial Loan Facility or the Holdco Initial Loan Facility;

(b)           during a period of up to twelve (12) consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings (or prior to the consummation of a Qualifying IPO, the Sponsors) nor (ii) appointed by directors so nominated;

(c)           after the consummation of a Qualifying IPO, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of Holdings entitled to vote for the election of directors of Holdings, and (ii) Capital Stock of Holdings entitled to vote for the election of directors of Holdings in an amount greater than the number of shares of such Capital Stock beneficially owned by the Sponsor Group (or over which the Sponsor Group has voting control);

(d)           prior to the consummation of a Qualifying IPO, a change in the Control of Holdings such that the Loan Parties are not Controlled by any one or more of the Sponsor Group; or

(e)           Holdings fails at any time to own, directly or indirectly (i) 100% of the Capital Stock of the Borrower or (ii) 100% of the Capital Stock of each of its other Subsidiaries (other than Subsidiaries that are directly or indirectly owned by the Borrower), in each case, free and clear of all Liens (other than those Liens specified in clauses (a), (e), (i), (l) and (r) of the definition of Permitted Encumbrances), except, in the case of clause (ii), where such failure is as a result of a transaction permitted by the Loan Documents.

“Change in Law” means (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date applicable to the Loan Parties.

“Charges” has the meaning provided in SECTION 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, certificate of formation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

“Closing Date” means October 9, 2007.

“Closing Date Representations and Warranties” means, solely with respect to the Borrower and its Subsidiaries, (a) those representations and warranties set forth in the Acquisition Agreement that (i) are material to the interests of the Lenders and (ii) a breach of any of which would permit Holdings or Merger Sub to terminate their respective obligations thereunder,(b) those representations and warranties set forth in the first and second sentence of SECTION 3.01 to the extent the same relate to the entering into and performance of the Loan Documents, SECTION 3.02, SECTION 3.08, SECTION 3.16 and SECTION 3.19 hereof and (c) the deemed representation and warranty that before and after giving effect to the Term Loans to be made on the Closing Date, no Default or Event of Default shall have occurred and be continuing in respect of the provisions of SECTION 5.11 hereof.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder.

“Co-Documentation Agent” means each financial institution accorded such title by the Arranger in consultation with Borrower in connection with the initial syndication of Commitments and with respect to the Extended Term Loans.

“Collateral” means any and all “Collateral”, “Pledged Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) each landlord of real property leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real property, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the real property for the purposes of conducting a Liquidation and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commitment” shall mean, as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower on the Closing Date or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Term Loans to the Borrower, in the amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Compliance Certificate” has the meaning provided in SECTION 5.01(d).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Current Assets” means, at any date, all amounts (other than cash, Cash Equivalents and the current portion of deferred income taxes) that would, in conformity with GAAP, be included in the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be included in the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Loans (as defined in the ABL Agreement) otherwise included therein, (c) the current portion of deferred income taxes and (d) any liability in respect of net obligations pursuant to Hedge Agreements related solely to interest rate protection.

“Consolidated EBITDA” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any period, (i) the sum (without duplication) of (a) Consolidated Net Income for such period, plus in each case without duplication and to the extent deducted in determining Consolidated Net Income for such period, (b) depreciation, amortization (including goodwill impairment charges), and all other non-cash charges, non-cash expenses or non-cash losses (including, but not limited to, amortization of deferred financing fees, non-cash rent expense, non-cash expense from any employee benefit or stock option plan, loss on sale or disposition of fixed assets and subsequent non-cash impairment charges), (c) provisions for Consolidated Taxes based on income, (d) Consolidated Interest Expense, (e) Acquisition Charges, (f) non-recurring and other one time costs (including, without limitation, legal, consulting and other advisory fees) in connection with the corporate restructuring of Holdings and its Restricted Subsidiaries which are incurred within twelve (12) months after the Closing Date, (g) expenses and indemnities paid to directors, (h) all costs, fees, expenses and any one time payments made related to the VH Acquisition, (i) all costs, fees, expenses and any one time payments made related to any Permitted Investments and Permitted Acquisitions, issuance of equity, recapitalization, reorganization, Permitted Disposition or issuance of Permitted Indebtedness, and any reasonably identifiable and factually supportable cost savings in an aggregate amount for any consecutive four Fiscal Quarter period not to exceed in the aggregate with any Pro Forma Adjustments for such period (or any portion thereof) an amount equal to 5% of Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to the date of determination and certified by the chief financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable in respect thereof within twelve (12) months following any such Permitted Acquisition or Permitted Disposition or recapitalization or reorganization to the extent (A) such cost savings would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, or (B) the Administrative Agent shall, in its sole discretion, have approved an adjustment in respect of such cost savings, (j) all one time compensation charges, including, without limitation, stay bonuses paid to existing management and severance costs, (k) to the extent not already included in Consolidated Net Income, proceeds from business interruption insurance, (l) to the extent not already included in Consolidated Net Income and actually indemnified or reimbursed, any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any Permitted Acquisition or any Permitted Disposition, (m) cash receipts (or reduced cash expenditures) in respect of income received in connection with subleases to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii)(b) below for any previous period, (n) non-cash charges, expenses or losses relating to the vesting of warrants, (o) any one time expenses relating to enhanced accounting functions, (p) any non-cash increase in expenses (1) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods, including, without limitation, changes in capitalization of variances) or (2) due to purchase accounting associated with the Transactions, (q) costs related to implementation of inventory management and point of sale solutions and other systems and technology initiatives (provided that the amount of any cash costs added-back in the calculation of Consolidated EBITDA pursuant to this clause (q) for such period, in the aggregate with the amount of any add-backs of such cash costs for preceding periods, shall not exceed $4,000,000), (r) annual Advisory Fees whether accrued or paid in cash (provided that to the extent any non-cash expense added back under this clause (r) becomes a cash charge in any subsequent period, such cash charge shall not be deducted in determining Consolidated Net Income for such subsequent period), (s) cash expenses incurred as a result of litigation against any Loan Party or any of its Subsidiaries to the extent not reimbursed in such period from insurance proceeds or by other third parties (provided that the amount of any such reimbursement in respect of such expenses received in a subsequent period shall be deducted in calculating Consolidated EBITDA for such subsequent period) in an amount not to exceed $3,000,000 in the aggregate with the amount of add-backs for preceding periods pursuant to this clause (s), (t) annual non-cash bonus expense in the period recorded (provided that to the extent any non-cash expense added back under this clause (t) becomes a cash expense in any subsequent period, such cash expense shall be deducted in calculating Consolidated EBITDA for such subsequent period) and (u) unusual, nonrecurring or extraordinary expenses, losses or charges as reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), minus (ii) the sum of (a) any Restricted Payment made in cash during such period to any Person (other than a Loan Party) having an interest in any Restricted Subsidiary of a Loan Party, (b) non-cash gains for such period to the extent included in Consolidated Net Income, and (c) cash payments made during such period on account of non-cash charges added back in the calculation of Consolidated EBITDA pursuant to clause (i)(b) above for any previous period.

“Consolidated Interest Expense” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any period, (a) total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP but excluding any imputed interest as a result of purchase accounting) of Holdings and its Restricted Subsidiaries on a Consolidated basis with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding (i) any non-cash or deferred interest financing costs and (ii) any non-cash amortization or write-down of any deferred financing fees (including bridge facility fees), all as determined on a Consolidated basis in accordance with GAAP.  For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements.

“Consolidated Net Income” means, with respect to Holdings and its Restricted Subsidiaries for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP (including any Acquired EBITDA); provided, however, that there shall be excluded (a) the income (or loss) of any Person in which Holdings and any of its Restricted Subsidiaries has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to Holdings or such Restricted Subsidiary during such period, and (b) the income of any direct or indirect Restricted Subsidiary of Holdings or any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary

“Consolidated Secured Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) Consolidated Total Debt (other than any portion of such Consolidated Total Debt that is attributed to Loans (as such term is defined under the ABL Agreement) outstanding at such date) that is secured by a Lien on any asset of Holdings or any of its Subsidiaries plus (ii) the ABL Borrowings Amount on such date, minus (iii) the aggregate amount of unrestricted cash and Cash Equivalents on hand of Holdings and its Subsidiaries subject to a first priority (other than (i) Permitted Encumbrances of the type described in clause

(q) of the definition thereof and (ii) Permitted Encumbrances arising by operation of law) perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on and prior to such date, taken as one accounting period.

“Consolidated Taxes” means, as of any date for the applicable period ending on such date with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis, the aggregate of all income, withholding, franchise and similar taxes and foreign withholding taxes, as determined in accordance with GAAP, to the extent the same are paid or accrued during such period.

“Consolidated Total Debt” means, at any date, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries outstanding at such date in the amount that would be reflected on a balance sheet prepared on such date in accordance with GAAP (excluding any such Indebtedness pursuant to Hedge Agreements).

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the applicable Loan Party’s financial stock ledger based upon the Loan Parties’ accounting practices in effect on the Closing Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory to the extent treated consistently with the Loan Parties’ accounting practices in effect on the Closing Date) used in the applicable Loan Party’s calculation of cost of goods sold.

“Credit Party” means (a) the Lenders, (b) the Agents and their respective Affiliates and branches, (c) the Arranger and (d) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable documented out-of-pocket expenses incurred by the Agents and the Arranger, including the reasonable documented fees, charges and disbursements of one counsel for the Agents and the Arranger (plus one local counsel in any other jurisdiction to the extent reasonably necessary), in connection with the preparation and administration of the Loan Documents, the syndication of the credit facilities provided for herein, or any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), (b) all reasonable documented  out-of-pocket expenses incurred by the Agents or, subject to the proviso below, any Lender and their respective Affiliates and branches, including the reasonable documented fees, charges and disbursements of one counsel for the Agents, the Lenders and their respective Affiliates (plus one local counsel in any other jurisdiction to the extent reasonably necessary) in connection with the enforcement and protection of their rights in connection with the Loan Documents, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of the Term Loans; provided that the Agent, the Lenders and their Affiliates shall be entitled to reimbursement for no more than one counsel representing all such Lenders (plus one local counsel in any other jurisdiction to the extent reasonably necessary); and provided further that in the case of an actual conflict of interest the Agents, the Lenders and their respective Affiliates may engage and shall be reimbursed for additional counsel (plus additional local counsel in any other jurisdiction to the extent reasonably necessary); and provided further that the foregoing shall in no event limit the right of the Agents, the Arranger, the Lenders and their respective Affiliates to reimbursement of expenses of counsel under the ABL Facility.  Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.

“Cure Amount” has the meaning provided in SECTION 7.01.

“Cure Right” has the meaning provided in SECTION 7.01.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.12.

“Designated Hedge Agreement” means each Hedge Agreement between any Loan Party or any of its Restricted Subsidiaries and any Person that is a Lender or an Affiliate of a Lender on the Closing Date or on the date such Hedge Agreement was entered into designated in writing by the Borrower to the Agents as a “Term Loan Pari Passu Hedge Agreement”, as each may be amended from time to time.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Non-Extended Term Loan Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any Capital Stock referred to in (a) above prior to the Non-Extended Term Loan Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Non-Extended Term Loan Maturity Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a Change in Control shall not constitute Disqualified Capital Stock.

“Disqualified Institution” means (a) any bank, financial institution or other Person or any competitor of the Borrower and its Subsidiaries, in each case as identified in writing by the

Borrower to the Administrative Agent prior to the Closing Date, and (b) any Excluded Institution.

“Documents” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase agreements.

“ECF Percentage” means, with respect to any Fiscal Year of Holdings ending on or after December 31, 2008, 50%; provided that the ECF Percentage shall be reduced to (i) 25%, if the Consolidated Secured Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.75 to 1.0 and greater than or equal to 1.0 to 1.0, or (ii) 0%, if the Consolidated Secured Net Leverage Ratio as of the last day of such Fiscal Year is less than 1.0 to 1.0.

“Eligible Assignee” means (a) any Credit Party, any Affiliate of any Credit Party and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buy loans in the ordinary course, provided that in any event, “Eligible Assignee” shall not include (x) any natural person, or (y) the Sponsor Group or any of their respective Affiliates (other than any fund that makes debt investments in the ordinary course of business and is managed or administered by Sankaty Advisors LLC or any of its Subsidiaries).

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health from environmental hazards, to the protection of the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means: (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Loan Parties or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (f) the receipt by any of the Loan Parties or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any of the Loan Parties or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by any of the Loan Parties or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Loan Parties or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Event of Default” has the meaning provided in SECTION 7.01.  An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing by the Administrative Agent in accordance with the terms of this Agreement.

“Excess Cash Flow” means, for any Fiscal Year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including Consolidated depreciation and amortization) deducted in arriving at such Consolidated Net Income to the extent such non-cash charges do not result in a cash payment in a future period, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non cash loss on the sale, transfer or other disposition of any assets by Holdings and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) without duplication of any such amount deducted in determining Excess Cash Flow for any preceding Fiscal Year of Holdings, the aggregate amount actually paid during such Fiscal Year (or, with respect to Permitted Investments, committed to be invested pursuant to a legally binding agreement) by Holdings and its Subsidiaries in cash on account of Capital Expenditures or Permitted Investments (excluding the principal amount of Indebtedness incurred (or, with respect to not yet paid for Permitted Investments, to be incurred) to finance such expenditures or Investments (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures or Permitted Investments financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled or optional principal payments of Funded Debt (excluding optional prepayments of the Term Loans) of Holdings and its Subsidiaries made during such Fiscal Year (other than (i) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and (ii) any such principal prepayments financed with the proceeds of other Indebtedness), (v) increases in Consolidated Working Capital for such Fiscal Year, (vi) the aggregate net amount of non-cash gain on the on the sale, transfer or other disposition of any assets by Holdings and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) cash payments made in respect of long-term liabilities of Holdings and its Subsidiaries other than Indebtedness, and (viii) all interest (whether accrued or paid in cash or added to principal) due in respect of the Holdco Initial Loan Facility Indebtedness during such Fiscal Year.

“Excess Cash Flow Application Date” has the meaning provided in SECTION 2.17(d).

“Excluded Institution” means (a) any institution engaged as a principal primarily in private equity or venture capital and (b) any institution engaged directly or indirectly in the sale of Guitar Center and its Subsidiaries on or before the Closing Date.

“Excluded Net Proceeds” means (i) with respect to any Net Proceeds received from the incurrence of any Indebtedness of Holdings or any of its Restricted Subsidiaries, such portion of such Net Proceeds that are then required to be paid to the holders of the Senior Initial Loans pursuant to the terms thereof and are permitted to be so paid pursuant to Section 6.06, and (ii) with respect to any Net Proceeds received from the incurrence of any Indebtedness of Holdings, such amount of such Net Proceeds as is required to prepay the Holdco Initial Loans pursuant to the terms thereof and are permitted to be so paid pursuant to Section 6.06.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by Applicable Law from guaranteeing the Obligations, (d) any Unrestricted Subsidiary, (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (f) any Subsidiary that is a special purpose entity and (g) any other Subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or burden of providing a Guarantee of the Obligations outweighs the benefits to be obtained by the Lenders therefrom (it being agreed that, the cost and burden of a Foreign Subsidiary providing a Guarantee outweighs the benefits).

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located (or any political subdivision thereof), (c) in the case of a U.S. Lender, any United States back-up withholding tax imposed on amounts payable to such U.S. Lender that is attributable to such U.S. Lender’s failure to comply with SECTION 2.23(f), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under SECTION 2.24(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under SECTION 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to SECTION 2.23(a), or (ii) is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e).

“Existing Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated December 21, 2001 entered into by and among Wells Fargo Retail Finance, LLC, as the arranger and administrative agent for the lenders thereto, Fleet Retail Group Inc., as documentation agent, the lenders thereto, Guitar Center, Guitar Center Stores, Inc. and Musician’s Friend, Inc., as amended by that certain Consent and Amendment dated June 9, 2003, as further amended by that certain Second Amendment dated December 5, 2003, as further amended by that certain Third Amendment dated February 8, 2005 and as further amended by that certain Fourth Amendment dated April 26, 2006.

“Existing 2007 Credit Agreement” means this Agreement as in effect immediately prior to the First Amendment Effective Date.

“Extended Term Loan” means term loans converted to “Extended Term Loans,” as described in SECTION 2.01.

“Extended Term Loan Installment” has the meaning set forth in SECTION 2.04(b).

“Extended Term Loan Lender” means each Lender that holds an Extended Term Loan.

“Extended Term Loan Maturity Date” means April 9, 2017.

“Extension” has the meaning provided in SECTION 2.27(a).

“Extension Offer” has the meaning provided in SECTION 2.27(a).

“Extension Term Loans” has the meaning provided in SECTION 2.27(a).

“Facility Guarantee” means any Guarantee of the Obligations executed by Holdings and its Subsidiaries (other than any Excluded Subsidiary) which are or hereafter become Facility Guarantors in favor of the Agents and the other Secured Parties and reasonably satisfactory in form and substance to the Administrative Agent.

“Facility Guarantors” means any Person executing a Facility Guarantee.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the Fee Letter dated June 27, 2007 from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to Merger Sub and Holdings.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Financial Performance Covenant” means the covenant of the Borrower set forth in SECTION 6.11(a).

“First Amendment” means the First Amendment, dated as of [    ], 2011, to this Agreement.

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall end on the last day of each calendar month in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Fixed Assets” means Equipment and Real Estate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, or any of its territories or possessions.

“Funded Debt” means, as to any Person, all Indebtedness for borrowed money of such Person that matures more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of Holdings and its Subsidiaries, in any event including Indebtedness in respect of the Term Loans and the “Loans” (as such term is defined in the ABL Agreement and for the avoidance of doubt including all amounts drawn or paid under letters of credit issued or deemed issued under the ABL Facility for which the applicable issuing bank has not yet been reimbursed), the Senior Initial Loan Facility Indebtedness and the Holdco Initial Loan Facility Indebtedness.

“Funding Office” means the office of the Administrative Agent specified in SECTION 9.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.  For the avoidance of doubt, all computations with respect to leases contained in this Agreement will be performed in accordance with GAAP as in effect on the Closing Date.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations, including but not limited to, those in effect on the Closing Date or entered into in connection with any Permitted Acquisition or Permitted Disposition (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guitar Center” has the meaning set forth in the Preamble to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas,  mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.

“Holdco Initial Loan Agreement” means the Senior Holdings Initial Loan Credit Agreement, dated as of the Closing Date, among Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Holdings Initial Loan Agreement or other credit agreements, indentures (including any Holdco Notes Indenture) or otherwise).

“Holdco Initial Loan Documents” means the “Loan Documents” as such term is defined in the Holdco Initial Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Holdco Initial Loan Documents or other loan documents, indentures (including any Holdco Notes Indenture) or otherwise).

“Holdco Initial Loan Facility” means the collective reference to the Holdco Initial Loan Agreement, any Holdco Initial Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Holdco Initial Loan Agreement or other credit agreements, indentures (including any Holdco Notes Indenture) or otherwise).  Without limiting the generality of the foregoing, the term “Holdco Initial Loan Facility” shall include (x) any Holdco Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, (iii) otherwise altering the terms and conditions thereof or (iv) evidencing or governing any Indebtedness incurred pursuant to any Required Holdco Initial Loan Refinancing.

“Holdco Initial Loan Facility Indebtedness” means any Holdco Initial Loans, and any Indebtedness incurred under the Holdco Initial Loan Facility, including any Holdco Notes so incurred to refinance (whether in whole or in part) any Holdco Initial Loans.  Notwithstanding the foregoing, the stated maturity of the Holdco Initial Loan Facility Indebtedness (including, without limitation, any Holdco Notes) shall not be earlier than eight and a half years after the Closing Date.

“Holdco Initial Loans” means any loans made pursuant to the Holdco Initial Loan Agreement on the Closing Date.

“Holdco Notes” means (a) any Holdco Notes of Holdings to be issued after the Closing Date upon the conversion or exchange of the Holdco Initial Loans for such Holdco Notes, or to refinance in whole or in part the Holdco Initial Loans or any notes issued to refinance or upon the conversion or exchange of any Holdco Initial Loans, and (b) any substantially similar Holdco Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Holdco Notes; in each case as any such Holdco Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Holdco Notes Indenture” means any indenture governing any Holdco Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Holders” has the meaning specified in the definition of “Interest Reinvestment Transaction.”

“Holdings” means Guitar Center Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiary” means a Subsidiary of Holdings for which (a) the assets of such Subsidiary constitute less than or equal to 1% of the total assets of Holdings and its Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of Holdings and its Subsidiaries on a Consolidated basis and (b) the Consolidated EBITDA attributable to such Subsidiary accounts for less than or equal to 1% of Consolidated EBITDA of Holdings and its Subsidiaries and collectively with all Immaterial Subsidiaries, less than or equal to 5% of Consolidated EBITDA of Holdings and its Subsidiaries.  In no event shall the Borrower be deemed an “Immaterial Subsidiary.”

“Incremental Amendment” has the meaning specified in SECTION 2.02(a).

“Incremental Facility” has the meaning specified in SECTION 2.02(a).

“Incremental Facility Closing Date” has the meaning specified in SECTION 2.02(c).

“Incremental Term Loans” has the meaning specified in SECTION 2.02(a).

“Indebtedness” of any Person means, without duplication:

(a)           All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b)           All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)           All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)           All obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);

(e)           All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse;

(f)            All Guarantees by such Person of Indebtedness of others;

(g)           All Capital Lease Obligations of such Person;

(h)           All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i)            All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j)            The Agreement Value of all Hedge Agreements;

(k)           The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP;

(l)            Indebtedness consisting of Earn-Out Obligations in connection with Permitted Acquisitions but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined; and

(m)          All mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person (including, without limitation, Disqualified Capital Stock), other than upon any change of control or sale of all or substantially all assets of such Person;

Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease, (B) any obligations relating to overdraft protection and netting services, (C) any preferred stock required to be included as Indebtedness in accordance with GAAP, (D) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of

EITF 97-10, “The Effects of Lessee Involvement in Asset Construction” or (E) Guarantees by the Borrower of lease obligations of its Subsidiaries (other than Capital Lease Obligations).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning provided in SECTION 9.03(b).

“Information” has the meaning provided in SECTION 9.15.

“Informational Website” has the meaning provided in SECTION 5.01.

“Installment Date” means the last day of each Fiscal Quarter.

“Installments” means the Non-Extended Term Loan Installments and the Extended Term Loan Installments.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; and all other recognized forms of intellectual property throughout the world.

“Intellectual Property Security Agreement” means each short form intellectual property security agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its own benefit and for the benefit of the other Credit Parties, granting a Lien in the Intellectual Property of the Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Agents, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent under the ABL Facility, and the Loan Parties and attached hereto as Exhibit F.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan, the last day of each Fiscal Quarter and (b) with respect to any LIBO Loan, the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part, and, in addition, if such LIBO

Loan has an Interest Period of greater than ninety (90) days, the last day of every third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6), and, if available to all relevant Lenders, two (2) weeks or nine (9) or twelve (12) months thereafter as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Reinvestment Transaction” means the assignment, at Holdings’ election, by the holders (collectively, the “Holders”) of the Holdco Initial Loan Facility Indebtedness to the Borrower of the Holders’ rights to receive 50% of the cash interest payable on the Holdco Initial Loan Facility Indebtedness with respect to certain interest periods in exchange for senior unsecured notes of the Borrower, which may be issued pursuant to the Senior Notes Indenture, provided that such notes shall neither (a) bear interest at a rate greater than that applicable to the Senior Notes nor (b) have a maturity date earlier than that of the Senior Notes, and otherwise have substantially the same terms as those of the Senior Notes.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a)           Any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b)           Any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and deposits in connection with leases that are not required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP) to, or guaranty of Indebtedness of, another Person; and

(c)           Any Acquisition;

in all cases whether now existing or hereafter made.  For purposes of calculation,  the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of such Investment.  For purposes of the definition of “Unrestricted Subsidiary” and SECTION 6.04, (a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.

“Joinder Agreement” shall mean an agreement, in substantially the form attached hereto as Exhibit D, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor, as the Administrative Agent may determine.

“Junior Financing” means any Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its Subsidiaries and Affiliates.

“Lease” means any written agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means each Person holding a Commitment or Term Loans from time to time or at any time, and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b) and each Additional Lender that becomes a party to this Agreement as set forth in SECTION 2.02.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period,

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Moneyline Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (provided that, with respect to the Extended Term Loans, for any Interest Period of one (1) or two (2) months, such rate shall be the rate, if higher, which would be applicable for an Interest Period of three (3) months), or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (provided that, with respect to the Extended Term Loans, for any Interest Period of one (1) or two (2) months, such rate shall be the rate, if higher, which would be applicable for an Interest Period of three (3) months), or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Borrowing being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank to major banks in the London interbank eurodollar market in London, England at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (provided that, with respect to the Extended Term Loans, for any Interest Period of one (1) or two (2) months, such rate shall be the rate, if higher, which would be applicable for an Interest Period of three (3) months).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agents of those rights and remedies accorded to the Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any Loan Party, acting with the consent of the Administrative Agent, of any public, private or

“Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning provided in SECTION 2.20.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Facility Guarantee, the Intercreditor Agreement, the First Amendment and any other instrument or agreement now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Designated Hedge Agreement), each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, facts, or circumstances, which has a material adverse effect on (i) the business, assets, or financial condition of the Loan Parties taken as a whole or (ii) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Secured Parties hereunder or thereunder, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $35,000,000.  In any event, all Senior Initial Loan Facility Indebtedness, Holdco Initial Loan Facility Indebtedness and Indebtedness under the ABL Facility shall be deemed Material Indebtedness, regardless of the outstanding balance thereunder from time to time.

“Maturity Date” means, with respect to the Non-Extended Term Loans, the Non-Extended Term Loan Maturity Date, and, with respect to the Extended Term Loans, the Extended Term Loan Maturity Date.

“Maximum Rate” has the meaning provided in SECTION 9.13.

“Merger” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Minimum Extension Condition” has the meaning provided in SECTION 2.27(c).

“Minority Lenders” has the meaning provided in SECTION 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages and deeds of trust and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Collateral Agent for its own benefit and the benefit of the other Secured Parties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds or amounts escrowed pursuant to clause (b)(iv) of this definition, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all fees and out-of-pocket fees and expenses (including appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates, except to the extent permitted under SECTION 6.07 hereof) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations) secured by a Permitted Encumbrance on such asset that is senior to the Lien of the Collateral Agent on such asset, (iii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions), and (iv) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition.

“New Lending Office” has the meaning provided in SECTION 2.23(e).

“Non-Cash Pay Debt” means any Subordinated Indebtedness incurred by a Loan Party in connection with a Permitted Acquisition, which Subordinated Indebtedness does not require the payment in cash of principal, interest, fees, or any amount (other than on account of expense reimbursements and indemnities) payable to the holder of such Subordinated Indebtedness as a holder of debt pursuant to the documents governing such Subordinated Indebtedness prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Subordinated Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date), has a maturity which extends beyond the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Subordinated Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Non-Core Business Segment” means any business segment or separate department of the Loan Parties which contributed less than 5% of the Consolidated EBITDA of Holdings and its Subsidiaries as of the Fiscal Year immediately prior to the date of such calculation.  As of the Closing Date, “business segments” shall mean the businesses set forth on Schedule 1.1(b).

“Non-Extended Term Loan” means term loans maintained as “Non-Extended Term Loans,” as described in SECTION 2.01.

“Non-Extended Term Loan Installment” has the meaning set forth in SECTION 2.04(a).

“Non-Extended Term Loan Lender” means each Lender that holds a Non-Extended Term Loan.

“Non-Extended Term Loan Maturity Date” means October 9, 2014.

“Note” means any promissory note of the Borrower substantially in the form of Exhibit C, payable to the order of the applicable Lender, evidencing the Term Loan(s) made by such Lender to the Borrower.

“Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower or any Facility Guarantor under the Bankruptcy Code or any state or federal bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Term Loans and Facility Guarantees and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents, and (c) the Other Liabilities.

“Other Liabilities” means outstanding liabilities of any Loan Party or any Subsidiary thereof with respect to or arising from, at the option of the Borrower, any Designated Hedge Agreement.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning provided in SECTION 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a)           No Event of Default then exists or would arise from the consummation of such Acquisition;

(b)           For an Acquisition with an aggregate purchase price in excess of $5,000,000, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and in any event (regardless of the purchase price of such Acquisition) such Person shall not have announced that it will oppose such Acquisition and shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(c)           The Borrower shall have furnished the Administrative Agent with ten (10) days’ prior notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $25,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party, Non-Cash Pay Debt or contingent Earn Out Obligations), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with Holdings and its Restricted Subsidiaries) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request;

(d)           To the extent the purchase price relating to the acquisition is in excess of $25,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party, Non-Cash Pay Debt, or under contingent Earn Out Obligations), either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its reasonable discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(e)           If the Acquisition is an Acquisition of Capital Stock, a Loan Party (i) shall acquire and own, directly or indirectly, a majority of the Capital Stock in the Person being acquired and (ii) shall Control a majority of any voting interests or otherwise Control the governance of the Person being acquired;

(f)            Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower under this Agreement;

(g)           If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Loan Party” hereunder, to the extent required by SECTION 5.12, and the Collateral Agent shall, subject to the limitations set forth in SECTION 5.13 and the Security Documents, have received a first priority security and/or mortgage interest in respect of such Subsidiary’s assets (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on all Term Priority Collateral, or (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral), in order to secure the Obligations; and

(h)           (A) If each Person which is the subject of such Permitted Acquisition and any Indebtedness incurred in connection therewith will become a Loan Party (or the assets of each such Person will be acquired by a Loan Party), upon the consummation of such Permitted Acquisition, on a Pro Forma Basis, Holdings would be in compliance, as of the last day of the Fiscal Quarter most recently ended for which financial statements were required to have been delivered hereunder, with SECTION 6.11(a) or (B) if any Person which is the subject of such Permitted Acquisition will not become a Loan Party upon the consummation of such Permitted Acquisition, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio would be at least 0.25 to 1.0 less than the maximum Consolidated Secured Net Leverage Ratio then permitted under SECTION 6.11(a), if applicable, as of the last day of the Fiscal Quarter most recently ended for which financial statements were required to have been delivered hereunder (such compliance to be confirmed by a certificate of a Responsible Officer of the Borrower in a form reasonably satisfactory to the Administrative Agent, which certificate shall be furnished to the Administrative Agent).

“Permitted Cure Security” means common equity securities of Holdings or other equity securities of Holdings having terms reasonably acceptable to the Administrative Agent.

“Permitted Disposition” means any of the following:

(a)           licenses of Intellectual Property of a Loan Party or any of its Subsidiaries entered into in the ordinary course of business;

(b)           licenses for the conduct of licensed departments within the Stores of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(c)           as long as no Specified Default hereof then exists or would arise therefrom, bulk sales or other dispositions of the Inventory of a Loan Party or any of its Subsidiaries not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) such Store closures and related Inventory dispositions shall not exceed, in any Fiscal Year of Holdings and its Subsidiaries, 15% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed, when taken together with (but without duplication of) any Stores disposed of or leased pursuant to clauses (g) and (o)(i) of this definition, 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d); provided that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a Cost greater than $1,000,000 or involve all or substantially all Inventory of any Store shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; and provided further that all Net Proceeds received in connection therewith are applied to the Term Loans, if then required in accordance with SECTION 2.17(a) hereof;

(d)           without duplication of the provisions of clause (c) of this definition, terminations of Leases in the ordinary course of business;

(e)           dispositions of assets (other than Real Estate), including abandonment of or failure to maintain Intellectual Property, in the ordinary course of business that is worn, damaged, obsolete, uneconomical or, in the judgment of a Loan Party, no longer used or useful or necessary in, or material to, its business;

(f)            sales, transfers and dispositions among the Loan Parties, so long as the Collateral Agent has a perfected first priority lien on the property so sold, transferred to disposed of (subject only to Permitted Encumbrances having priority pursuant to Applicable Law) after giving effect to such exchange, transfer or swap;

(g)           sales and transfers (including sale-leaseback transactions) of Real Estate of any Loan Party as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash; provided that in the case of any sale-leaseback transaction permitted under this clause (g), the Collateral Agent shall have received from such purchaser or transferee a Collateral Access Agreement reasonably satisfactory to the Collateral Agent); provided further that the aggregate amount of all Stores disposed of pursuant to this clause (g), when taken together with (but without duplication of) any Stores closed or leased pursuant to clauses (c) and (o)(i) of this definition shall not exceed 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d); and provided further that all Net Proceeds received in connection therewith are applied to the Term Loans if then required in accordance with SECTION 2.17(a);

(h)           sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(i)            leases, subleases, licenses and sublicenses of real or personal property (other than Intellectual Property) entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length;

(j)            sales of non-core assets acquired in connection with Permitted Acquisitions and sales of Real Estate acquired in a Permitted Acquisition which, within thirty (30) days of the date of acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of a Store;

(k)           as long as no Event of Default then exists or would arise therefrom, sales or other dispositions of Permitted Investments described in clauses (a) through and including (d) and clause (s) of the definition thereof;

(l)            any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate;

(m)          the making of Permitted Investments and payments permitted under SECTION 6.06;

(n)           sales, transfers and dispositions as set forth on Schedule 6.05;

(o)           (i) Leasing of Real Estate (other than any subleases described in subclause (ii) of this clause (o)) no longer used or useful in the business of the Loan Parties or their Subsidiaries to the extent not otherwise prohibited hereunder; provided that the aggregate amount of all Stores leased pursuant to this clause (o)(i), when taken together with (but without duplication of) any Stores closed or disposed of pursuant to clauses (c) and (g) of this definition, shall not exceed 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d) and (ii) subleasing of partial interests in Real Estate (a portion of which shall continue to be used in the business of Holdings or any of its Subsidiaries) in the ordinary course of business and which does not materially interfere with the business of Holdings and its Subsidiaries;

(p)           forgiveness of Permitted Investments described in clause (g) of the definition thereof to the extent not prohibited by the ABL Agreement;

(q)           exchanges or swaps, including, but not limited to, transactions covered by Section 1031 of the Code, of Leases and Real Estate of the Loan Parties or their Subsidiaries so long as such exchange or swap is made for fair market value and on an arm’s length basis, provided, that (i) upon the completion of any such exchange or swap (x) the Collateral Agent has a perfected Lien having the same priority as any Lien held on the Leases or Real Estate so exchanged or swapped and (y) all Net Proceeds, if any, received in connection with any such exchange or swap are applied to the Term Loans if then required in accordance with SECTION 2.17(a) and (ii) the aggregate amount of such exchanges or swaps shall not exceed 20% of the greater of (x) the aggregate number of the Loan Parties’ and their Subsidiaries’ Stores in existence as of the Closing Date or (y) the aggregate number of the Loan Parties’ and their Subsidiaries’ Stores as of the first day of any Fiscal Year beginning after the Closing Date as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d);

(r)            sales, transfers and dispositions of non-Collateral assets;

(s)           sales of any business segment which is a Non-Core Business Segment or any portion thereof, in each case, as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, and provided that, all Net Proceeds, if any, received in connection with any such sales are applied to the Term Loans if then required in accordance with SECTION 2.17(a);

(t)            not more than once during the term of this Agreement, the sale of any business segment or separate department of the Loan Parties which contributed less than 10% of the Consolidated EBITDA of Holdings and its Subsidiaries as of the Fiscal Year immediately prior to the date of such calculation, as long as (A) no Specified Default then exists or would arise therefrom and (B) such sale is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale is at least 85% cash or (2) if the sale is to an Affiliate, the entire consideration for such sale is paid in cash, and provided that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations to the extent required in accordance with SECTION 2.17(a), and further provided that no Proceeds Reinvestment shall be permitted in respect of any such Net Proceeds; and

(u)           other dispositions of assets (other than Leases and Real Estate) in an aggregate amount for all Loan Parties and their Subsidiaries not to exceed (i) $5,000,000 in any Fiscal Year and (ii) $25,000,000 since the Closing Date, in each case, as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, and provided that, all Net Proceeds, if any, received in connection with any such sales are applied to the Term Loans if then required in accordance with SECTION 2.17(a) hereof.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not required to be paid pursuant to SECTION 5.05;

(b)           Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(c)           Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           Deposits to secure or relating to the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e)           Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(j);

(f)            Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, other land use laws, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property when used in a manner consistent with current usage or materially interfere with the ordinary conduct of business of a Loan Party as currently conducted and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the affected property in any material respect;

(g)           Any Lien on any property or asset of any Loan Party (other than Holdings) or any Subsidiary of it set forth on Schedule 6.02, provided that, if such Lien secured Indebtedness, such Lien shall secure only the Indebtedness listed on Schedule 6.01 as of the Closing Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01);

(h)           Liens on fixed or capital assets acquired by any Loan Party or any of its Subsidiaries to secure Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within two hundred and seventy (270) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, and (iii) such Liens shall not extend to any other property or assets of the Loan Parties or any of their Subsidiaries;

(i)            Liens in favor of the Collateral Agent, for its own benefit and the benefit of the other Secured Parties;

(j)            Landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k)           Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)          Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(n)           Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(o)           voluntary Liens on Fixed Assets in existence at the time such Fixed Assets are acquired pursuant to a Permitted Acquisition or on Fixed Assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;

(p)           Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(q)           Liens granted by the Loan Parties to the secured parties under the ABL Facility and any refinancings thereof permitted hereunder;

(r)            any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(s)           leases or subleases granted to third Persons in the ordinary course of business;

(t)            licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(u)           the replacement, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable;

(v)           Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

(w)          Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(x)            Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(y)           Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(z)            Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;

(aa)         Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(bb)         Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;

(cc)         Other Liens not securing Indebtedness in an amount not to exceed $2,500,000 in the aggregate at any time outstanding; and

(dd)         Liens securing Indebtedness permitted pursuant to clause (x) of the definition “Permitted Indebtedness”;

provided, however, that, except as provided in any one or more of clauses (a) through (dd) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Indebtedness” means each of the following:

(a)           Indebtedness created under the Loan Documents;

(b)           Indebtedness set forth on Schedule 6.01;

(c)           (i) Indebtedness of any Loan Party to any other Loan Party (excluding Holdings) or Guarantees by any Loan Party of Indebtedness or other obligations of any other Loan Party (excluding Holdings), (ii) Indebtedness of any Subsidiary of a Loan Party to any other Subsidiary of a Loan Party or Guarantees by any Subsidiary of a Loan Party of Indebtedness or other obligations of any other Subsidiary of a Loan Party (iii) Indebtedness of any Loan Party to any Subsidiary of a Loan Party or, subject to compliance with SECTION 6.04, Guarantees by any Loan Party of Indebtedness or other obligations of any Subsidiary of a Loan Party, provided that any such Indebtedness is subordinated in right of payment to the Obligations, and (iv) subject to compliance with SECTION 6.04, Indebtedness of any Subsidiary of a Loan Party to any Loan Party (excluding Holdings) or Guarantees by any Subsidiary of a Loan Party of Indebtedness or other obligations of any Loan Party (excluding Holdings);

(d)           Purchase money Indebtedness of any Loan Party or any Subsidiary of it to finance the acquisition or improvement of any fixed or capital assets (including Real Estate), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) (i) outstanding at any time shall not exceed the greater of $40,000,000 or 4% of the book value of the Consolidated tangible assets of Holdings and its Subsidiaries determined in accordance with GAAP;

(e)           Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(f)            Contingent liabilities under surety bonds, customs and appeal bonds, governmental contracts and leases or similar instruments incurred in the ordinary course of business;

(g)           any Indebtedness constituting Senior Initial Loan Facility Indebtedness, provided that in no event shall the principal amount of such at any time outstanding, in the aggregate with the principal amount of any Holdco Initial Loan Facility Indebtedness outstanding at such time, exceed the aggregate principal amount outstanding as of the Closing Date of Senior Initial Loan Facility Indebtedness and Holdco Initial Loan Facility Indebtedness (except by the amount of (i) any accrued interest and reasonable closing costs, expenses, fees and premia paid in connection with any renewal, refinancing, replacement, conversion or exchange of any such Indebtedness and (ii) any increase in the principal of Holdco Initial Loan Facility Indebtedness resulting from payments of interest in kind pursuant to the Holdco Initial Loan Agreement as in effect on the Closing Date or any Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture), and provided further, that any renewal, refinancing (whether in whole or in part), replacement, conversion or exchange of any such Indebtedness shall only be permitted under this clause (g) to the extent it constitutes a Permitted Refinancing (disregarding clauses (i) and (ii)(B) of the definition of Permitted Refinancing);

(h)           Indebtedness under the ABL Facility, provided that in no event shall the principal amount of such Indebtedness exceed $450,000,000 at any time outstanding;

(i)            Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date), has a maturity which extends beyond the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(j)            [Reserved];

(k)           Subordinated Indebtedness with an aggregate principal amount not exceeding $100,000,000; provided that the proceeds of such Subordinated Indebtedness are used (i) to pay closing and other transactional costs in connection with a Permitted Acquisition, (ii) to prepay the Term Loans in accordance with SECTION 2.17(c), or (iii) to permanently reduce, retire or refinance (whether in whole or in part)  the Senior Initial Loan Facility Indebtedness to the extent permitted under clause (g) of this definition; and further provided that such Subordinated Indebtedness (a) shall not have a maturity date or be subject to amortization, mandatory repurchase or redemption (except pursuant to customary asset sale and change of control provisions requiring such redemption or repurchase if and only to the extent permitted hereunder) prior to the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Subordinated Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and (b) shall not be exchangeable or convertible into Disqualified Capital Stock or any other Indebtedness (other than any Indebtedness of the same obligor that is otherwise permitted to be incurred under this Agreement at the time of such exchange or conversion);

(l)            Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(m)          Indebtedness of any Loan Party or any Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time and as a result of a Permitted Acquisition); provided that in each case such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(n)           Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(o)           Unsecured Indebtedness owed to the Sponsors, Sponsor Related Parties, and/or other stockholders of Holdings and their respective Affiliates (other than the Borrower and its Subsidiaries) provided that such Indebtedness, (i) does not require the payment in cash of principal prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) in excess of an aggregate amount per annum equal to 10% of the original principal amount thereof, (ii) does not require the payment in cash of interest prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) at a rate in excess of 10% per annum, (iii) has a maturity which extends beyond the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and (iv) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent; and provided further that extensions, renewals and replacements of such Indebtedness shall be permitted under this clause (o) to the extent constituting a Permitted Refinancing and in compliance with the requirements of clause (ii) of the preceding proviso;

(p)           Indebtedness constituting the obligation to make customary purchase price adjustments for working capital and indemnities in connection with Permitted Acquisitions and the VH Acquisition;

(q)           Guarantees and letters of credit and surety bonds (other than Guarantees of, or letters of credit and surety bonds related to, Indebtedness) issued in connection with Permitted Acquisitions and Permitted Dispositions;

(r)            without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(s)           Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(t)            any Indebtedness of Holdings constituting Holdco Initial Loan Facility Indebtedness, provided that in no event shall the principal amount of such Indebtedness at any time outstanding, in the aggregate with the principal amount of any Senior Initial Loan Facility Indebtedness outstanding at such time, exceed the aggregate principal amount outstanding as of the Closing Date of Senior Initial Loan Facility Indebtedness and Holdco Initial Loan Facility Indebtedness (except by (i) the amount of any accrued interest and reasonable closing costs, expenses, fees and premia paid in connection with any renewal, refinancing, replacement, conversion or exchange of any such Indebtedness and (ii) any increase in the principal of Holdco Initial Loan Facility Indebtedness resulting from payments of interest in kind pursuant to the Holdco Initial Loan Agreement as in effect on the Closing Date or any Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture); and provided further that any renewal, refinancing (whether in whole or in part), replacement, extension, conversion or exchange of any such Indebtedness shall only be permitted under this clause (t) to the extent it constitutes a Permitted Refinancing (disregarding clauses (i) and (ii)(B) of the definition of Permitted Refinancing);

(u)           unsecured notes issued by Holdings to stockholders in connection with the repurchase of shares of Capital Stock of Holdings or any of its Subsidiaries;

(v)           without duplication of, or accumulation with, other categories of Indebtedness permitted hereunder, other unsecured Indebtedness (other than Subordinated Indebtedness) in an aggregate principal amount, not exceeding $100,000,000 at any time outstanding;

(w)          extensions, renewals and replacements of any such Indebtedness described in clauses (b), (c), (d), (e), (h), (i), (k), (m), (s) and (u) above and in clauses (x) and (y) below, provided that such Indebtedness constitutes a Permitted Refinancing;

(x)            the Permitted Refinancing Notes; and

(y)           Additional Borrower Unsecured Senior Notes in a principal amount, with respect to each such issuance, not to exceed 50% of the cash interest payable on the Holdco Initial Loan Facility Indebtedness related to an Interest Reinvestment Transaction and in an aggregate amount not to exceed $85,000,000.

“Permitted Investments” means each of the following:

(a)           Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b)           Investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;

(c)           Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           Master demand notes and fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e)           Shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;

(f)            Investments existing or contemplated on the Closing Date and set forth on Schedule 6.04;

(g)           capital contributions or loans made by (i) any Loan Party (with respect to loans, excluding Holdings) to any other Loan Party, (ii) any Subsidiary of a Loan Party to any other Subsidiary of a Loan Party or to any Loan Party or (iii) as long as no Specified Default then exists or would arise therefrom, any Loan Party to any Subsidiary or Affiliate of any Loan Party (other than to any Loan Party, any of the Sponsors, any of the Sponsor Related Parties, any other stockholder, member or partner of Holdings or any Affiliate of any thereof in which Holdings does not have a direct or indirect ownership interest) in an aggregate amount not to exceed the Subsidiary Investment Cap at any time outstanding, provided that the aggregate amount of all Investments of the type described in this clause (g)(iii) and clause (t) of this definition may not exceed the Subsidiary Investment Cap in the aggregate outstanding at any time;

(h)           Guarantees constituting Permitted Indebtedness;

(i)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)            Loans or advances to employees made in the ordinary course of business, provided that all such loans and advances to employees shall not exceed $2,500,000 in the aggregate at any time outstanding, and determined without regard to any write-downs or write-offs thereof;

(k)           Investments received from purchasers of assets pursuant to dispositions permitted pursuant to SECTION 6.05;

(l)            (A) Permitted Acquisitions, provided that the aggregate consideration in respect of such Permitted Acquisitions paid by any of the Loan Parties and their Subsidiaries since the Closing Date shall not exceed the greater of (x) $125,000,000 and (y) 4% of the book value of Consolidated total assets of Holdings and its Subsidiaries determined in accordance with GAAP and (B) existing Investments of the Persons acquired in connection with Permitted Acquisitions so long as such Investment was not made in contemplation of such Permitted Acquisition;

(m)          Hedging Agreements entered into in the ordinary course of business for non-speculative purposes;

(n)           To the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;

(o)           Earnest money required in connection with Permitted Acquisitions;

(p)           Investments in deposit accounts opened in the ordinary course of business;

(q)           Investments in new Subsidiaries subject to the provisions of SECTION 5.12;

(r)            Capital Expenditures;

(s)           Investments with foreign governmental entities which are members of the OECD or foreign banks organized under the laws of countries which are members of the OECD, in each case similar to the Investments set forth in clauses (a), (b), and (c) above, so long as such foreign bank has combined capital and surplus of a Dollar equivalent of no less than $500,000,000;

(t)            Guarantees of Indebtedness under clause (g)(ii) above of Subsidiaries that are not Loan Parties not in excess of $15,000,000 in the aggregate at any time outstanding, provided that the aggregate amount of all Investments of the type described in this clause (t) and clause (g)(iii) of this definition may not exceed the Subsidiary Investment Cap in the aggregate outstanding at any time;

(u)           a purchase or acquisition of all or substantially all of the assets of, or a Real Estate portfolio or Stores from, any other Loan Party or any Subsidiary thereof; and

(v)           without duplication of, or accumulation with, other categories of Investments permitted hereunder, other Investments in an amount not to exceed $25,000,000 in the aggregate outstanding at any time;

provided, however, that for purposes of calculation, the amount of any Investment held by any Person outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of such Investment and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“Permitted Refinancing” means any Indebtedness that replaces or refinances (whether in whole or in part) any other Permitted Indebtedness, as long as, after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest and reasonable closing costs, expenses, fees and premia paid in connection with such extension, renewal or replacement), (ii) the result of such refinancing of or replacement shall not be (A) an earlier maturity date or (B) decreased weighted average life, (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies, taken as a whole, which are materially more burdensome to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, (iv) the obligor or obligors under any such refinancing Indebtedness and the collateral, if applicable, granted pursuant to any such refinancing Indebtedness are the same (or in the case of collateral, the same or less than) as the obligor(s) and collateral under the Indebtedness being extended, renewed or replaced, (v) the subordination, to the extent applicable, and other material provisions of the refinancing Indebtedness are no less favorable to the Lenders than those terms of the Indebtedness being refinanced, and (vi) the refinancing Indebtedness is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (v) above.

“Permitted Refinancing Notes” means any Indebtedness in the form of one or more series of secured or unsecured notes; provided that (i) in the case of secured notes, such Indebtedness is secured by the Collateral on a pari passu or subordinated basis (but without regard to the control of remedies) with respect to the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes a Permitted Refinancing with respect to the Non-Extended Term Loans or the Extended Term Loans, as applicable, (iii) in the case of secured notes, the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries of Holdings other than the Loan Parties and (vi) in the case of secured notes, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any of the Loan Parties or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent for its own benefit and the benefit of the other Secured Parties, as amended and in effect from time to time.

“Post Acquisition Period” means, with respect to any Permitted Acquisition the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive Fiscal Quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” means the occurrence of any of the events described in SECTIONS 2.17(a) through (c).

“Prime Rate” means, as to any Borrowing, for any day, the highest of: (a) the variable annual rate of interest then determined by JPMorgan Chase Bank, N.A. at its principal office in New York, New York as its “Prime Rate”; (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum and (c) the LIBO Rate applicable to an Interest Period of one (1) month (or, if higher, and only in the case of the Extended Term Loans, three (3) months) on such day plus 1.00% per annum.  Any change in the Prime Rate due to a change in JPMorgan Chase Bank’s Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in JPMorgan Chase Bank’s Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Prime Rate Loan” means any Term Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Prior Specified Refinancing Debt” has the meaning provided in SECTION 2.28(a).

“Proceeds Reinvestment” has the meaning provided in SECTION 2.17(a).

“Pro Forma Adjustments” means, with respect to any Permitted Acquisition, for any applicable period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or the Consolidated EBITDA of Holdings and its Subsidiaries, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, certified by the chief financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such Permitted Acquisition as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity with the operations of Holdings and its Subsidiaries; provided that (i) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, that such costs savings will be realizable during the entirety of such period, or such additional costs, as applicable, will be incurred during the entirety of such period and (ii) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, for such period; provided further that any such increase, decrease and other adjustments of such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, either (x) would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, or (y) shall have been approved by the Administrative Agent in its sole discretion; and provided, further, that the aggregate amount of any such increase and other like adjustments of such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, shall not in the aggregate with any adjustments to Consolidated EBITDA for such period (or any portion thereof) for projected cost savings pursuant to clause (i) of the definition of “Consolidated EBITDA” exceed an amount equal to 5% of Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to the date of determination.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustments shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary or the Disposition of all or substantially all equity interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a

Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are consistent with the definition of Pro Forma Adjustments.

“Qualifying IPO” means an equity issuance by Holdings consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to Holdings of at least $100,000,000.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof related to such owned property.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with SECTION 2.28.

“Register” has the meaning provided in SECTION 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning provided in SECTION 2.17(a).

“Related Fund” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed, administered or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Reinvestment Deferred Amount” means, with respect to a Prepayment Event described in SECTION 2.17(a) or (b), the aggregate Net Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans in accordance with the provisos in SECTION 2.17(a) or (b), as applicable.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA without giving effect to the exclusions set forth in subsections (A), (B), (C) and (D) thereof.

“Replacement Lender” has the meaning provided in SECTION 9.02(c).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reports” has the meaning provided in SECTION 8.13.

“Repricing Transaction” means (a) any prepayment of the Extended Term Loans using proceeds from a substantially concurrent incurrence by the Borrower of syndicated term loans for which the interest rate payable thereon on the date of such prepayment is lower than the LIBO Rate on the date of such prepayment plus the Applicable Margin with respect to the Extended Term Loans on the date of such prepayment or (b) any repricing of the Extended Term Loans pursuant to an amendment hereto resulting in the interest rate payable thereon on the date of such amendment being lower than the LIBO Rate on the date of such amendment plus the Applicable Margin with respect to the Extended Term Loans on the date of such amendment.

“Required Holdco Initial Loan Refinancing” means any offering or issuance of indebtedness or securities of Holdings pursuant to the original Holdco Initial Loan Agreement.

“Required Initial Loan Refinancing” means any offering or issuance of indebtedness or securities of the Borrower or any of its Subsidiaries pursuant to the original Senior Initial Loan Agreement.

“Required Lenders” means, at any time, Lenders having Commitments aggregating more than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Term Loans aggregate more than 50% of all such Term Loans.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person or on account of any return of capital to the Person’s stockholders, partners or members, and (b) any principal or interest payment (or other distribution, whether in cash, securities or other property) on, or redemption, repurchase, defeasance or other acquisition or retirement for value of, in each case prior to any scheduled payment, sinking fund payment or maturity, of any Indebtedness due to Holdings, any of the Sponsors, Sponsor Related Parties and/or other stockholders, partners or members of Holdings or any of their respective Affiliates (other than Indebtedness due to the Borrower or any Restricted Subsidiary of it).  “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revolver Priority Collateral” means all “ABL Priority Collateral” (as such term is defined in the Intercreditor Agreement).

“Revolving Credit Loans” has the meaning set forth in the ABL Agreement.

“S&P” means Standard & Poor’s Ratings Services, advisor of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means (a) each Credit Party, (b) at the option of the Borrower, any Person (other than any Loan Party or any of its Subsidiaries) party to a Designated Hedge Agreement, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Pledge Agreement, the Facility Guarantee, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Collateral Agent to secure any of the Obligations.

“Senior Initial Loan Agreement” means the Senior Initial Loan Credit Agreement, dated as of the Closing Date, among the Lead Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Initial Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise).

“Senior Initial Loan Documents” means the “Loan Documents” as such term is defined in the Senior Initial Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Initial Loan Documents or other agreements, indentures (including any Senior Notes Indenture) or otherwise).

“Senior Initial Loan Facility” means the collective reference to the Senior Initial Loan Agreement, any Senior Initial Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Initial Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise).  Without limiting the generality of the foregoing, the term “Senior Initial Loan Facility” shall include (x) any Senior Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, (iv) otherwise altering the terms and conditions thereof or (v) evidencing or governing any Indebtedness incurred pursuant to any Required Initial Loan Refinancing.

“Senior Initial Loan Facility Indebtedness” means any Senior Initial Loans, and any Indebtedness incurred under the Senior Initial Loan Facility, including any Senior Notes so incurred to refinance (whether in whole or in part) any Senior Initial Loans.  Notwithstanding the foregoing, the stated maturity of the Senior Initial Loan Facility Indebtedness (including, without limitation, any Senior Notes) shall not be earlier than eight years after the Closing Date.

“Senior Initial Loans” means any loans made pursuant to the Senior Initial Loan Agreement on the Closing Date.

“Senior Notes” means (a) any Senior Notes of the Borrower to be issued after the Closing Date upon the conversion or exchange of the Senior Initial Loans for such Senior Notes, or to refinance in whole or in part the Senior Initial Loans or any notes issued to refinance or upon the conversion or exchange of any Senior Initial Loans, and (b) any substantially similar Senior Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Senior Notes; in each case as any such Senior Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Indenture” means any indenture governing any Senior Notes and any Additional Borrower Unsecured Senior Notes (as applicable), as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Representative” means, with respect to any series of Permitted Refinancing Notes, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Software” has the meaning assigned to such term in the Security Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Default” means the occurrence of any Event of Default specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c) (but only with respect to any representation made or deemed to be made by or on behalf of any Loan Party in any certificate of a Financial Officer accompanying any financial statement), SECTION 7.01(d) (but only with respect to SECTION 5.07, SECTION 5.11 and SECTION 6.11), SECTION 7.01(f), SECTION 7.01(h), or SECTION 7.01(i).

“Specified Indebtedness” means (a) all (i) Senior Initial Loan Facility Indebtedness, (ii) Holdco Initial Loan Facility Indebtedness, (iii) Additional Borrower Unsecured Senior Notes, and (iv) Indebtedness under the ABL Facility and (b) any Indebtedness that replaces or refinances any of the foregoing (including pursuant to successive refinancings) pursuant to a Permitted Refinancing.

“Specified Refinancing Debt” has the meaning provided in SECTION 2.28(a).

“Specified Transaction” means any (a) disposition of all or substantially all the assets or Capital Stock of any Subsidiary or of any division or product line of Holdings or any of its Subsidiaries, (b) designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (c) Permitted Acquisition or (d) proposed incurrence of Indebtedness in respect of which compliance with the financial covenant set forth in SECTION 6.11(a) is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsors” means collectively, Bain Capital Partners, LLC, Highland Capital Partners, LLC and their respective Affiliates.

“Sponsor Group” means the Sponsors and the Sponsor Related Parties.

“Sponsor Related Parties” means, with respect to the Sponsors, (a) any Controlling stockholder or partner thereof (including in the case of an individual Person who possesses

Control, the spouse or immediate family member of such Person provided such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Agents.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  With respect to each Loan Party, each reference to a “Subsidiary” thereof shall be deemed to exclude Unrestricted Subsidiaries unless expressly noted otherwise.

“Subsidiary Investment Cap” means $15,000,000 during the Fiscal Year ended December 31, 2011; $20,000,000 during the Fiscal Years ended December 31, 2012 and December 31, 2013; and $25,000,000 during each Fiscal Year thereafter.

“Syndication Agent” means the financial institution accorded such title by the Arranger in consultation with the Borrower in connection with the initial syndication of Commitments.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future income, stamp or other taxes, levies, imposts, duties (including stamp duties), deductions, fees, charges (including ad valorem charges) or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and any and all interest and penalties related thereto.

“Term Loans” means the Non-Extended Term Loans and the Extended Term Loans (including different tranches of Non-Extended Term Loans and Extended Term Loans from time to time outstanding pursuant to SECTION 2.27).

“Termination Date” means the earlier to occur of (i) the Extended Term Loan Maturity Date, or (ii) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated in accordance with Article VII.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Threshold Lenders” has the meaning provided in SECTION 9.02(c).

“Total Commitments” means the aggregate of the Commitments of all Lenders.  On the Closing Date, the Total Commitments are $650,000,000.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate, as applicable.

“U.S. Lender” means any Lender that is a “United States person,” as that term is defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unanimous Consent” means the consent of Lenders holding 100% of the Commitments or Term Loans.

“Unrestricted Subsidiaries” means, at any time, (a) each Subsidiary of the Borrower that at such time is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower (as provided below) as an Unrestricted Subsidiary) and (b) any Subsidiary of an Unrestricted Subsidiary.

Any Subsidiary of the Borrower (including any existing Restricted Subsidiary and any newly acquired or newly formed Subsidiary) so designated by the board of directors of the

Borrower shall constitute an Unrestricted Subsidiary; provided that (i) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing; (ii) both before and after giving effect to such designation, all outstanding Investments of the Loan Parties in such Subsidiary, valued at an amount determined as set forth in the last sentence of the definition of “Investments”, would constitute Permitted Investments; (iii) at all times, shares of the Capital Stock of such Subsidiary entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower; (iv) at no time shall such Subsidiary nor any of its Subsidiaries own any Capital Stock or Indebtedness of, or own or hold any Lien on, the assets of, Holdings or any of its Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated); (v) at no time shall such Subsidiary nor any of its Subsidiaries create, incur, issue, assume, guarantee or otherwise be or become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); and (vi) at no time shall such Subsidiary be designated or treated as a “Restricted Subsidiary” (or a similar concept) for the purpose of the ABL Facility or any Junior Financing.

The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing; (ii) both before and after giving effect to such designation, all Indebtedness of such Subsidiary outstanding at such time would constitute Permitted Indebtedness; (iii) both before and after giving effect to such designation, Holdings shall be in compliance with SECTION 6.11(a) on a Pro Forma Basis, as of the last day of the then most recently ended Fiscal Quarter (as demonstrated by the Loan Parties to the Administrative Agent to its reasonable satisfaction); and (iv) both before and after giving effect to such designation, all Liens on any property or asset such Subsidiary would constitute Permitted Encumbrances.

“VH Acquisition” means the Acquisition of Guitar Center and its Subsidiaries in accordance with the Acquisition Documents.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (2) the sum of all such payments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02       Terms Generally.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,”

“includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money and all calculations of permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States of America, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

SECTION 1.03       Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in SECTION 3.04, except as otherwise specifically prescribed herein.  All amounts used for purposes of financial calculations required to be made shall be without duplication.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(b)           Issues Related to GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  In addition, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude (a) the effect of purchase accounting adjustments, including the effect of non-cash items resulting from any amortization, write-up, write-down or write-off of any assets or deferred charges (including, without limitation, intangible assets, goodwill and deferred financing costs in connection with the VH Acquisition, any Permitted Acquisition or any merger, consolidation or other similar transaction permitted by this Agreement), (b) the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the Consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), (d) any non-cash compensation charges resulting from the application of FAS 123r and (e) FAS 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04       Rounding(a)          .  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05       Times of Day(a)    .  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06       Certifications(a)    .  All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01       Commitment of the Lenders.  Effective on the First Amendment Effective Date, each Term Loan outstanding under the Existing 2007 Credit Agreement shall either be maintained hereunder as a “Non-Extended Term Loan” or converted to an “Extended Term Loan”, in each case in amounts for each relevant Lender as specified to such Lender in a notice from the Administrative Agent delivered on or about the First Amendment Effective Date.  The Term Loans may from time to time be LIBO Loans or Prime Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with SECTIONS 2.03 and 2.09.

SECTION 2.02       Incremental Credit Extensions.

(a)           The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans to be made hereunder (each, an “Incremental Facility”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, (i) no Default or Event of Default shall exist or would arise therefrom, (ii) each Incremental Facility shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence), and (iii) the aggregate amount of any Incremental Facility, when taken together with all other Incremental Facilities to date, shall not exceed the sum of (A) $50,000,000 plus (B) the amount available at the time of incurrence so long as, on a Pro Forma Basis after giving effect to the incurrence of all Indebtedness under any such Incremental Facility, the Consolidated Secured Net Leverage Ratio is less than or equal to 2.75 to 1.00.  The Administrative Agent and the Borrower shall determine the effective date of such Incremental Facility and any such Incremental Facility shall be first made available to all existing Lenders on a pro rata basis.  To the extent that the existing Lenders in a timely fashion relative to the Incremental Facility Closing Date (as defined below) decline to issue commitments in respect of such Incremental Facility in the amount requested by the Borrower, the Administrative Agent, in consultation with the Borrower, will use its reasonable best efforts to arrange for other Persons (which Person may be suggested by the Borrower) to become a Lender hereunder and to issue commitments in an aggregate amount equal to the amount of the Incremental Facility requested by the Borrower for which the existing Lenders decline to issue commitments (each Person issuing a commitment under an Incremental Facility, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide a commitment in respect of such Incremental Facility as a result of any such request by the Borrower, (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld), and (iii) without the consent of the Administrative Agent, at no time shall the commitment of any Additional Lender in respect of such Incremental Facility be less than $5,000,000.  The term loans made under such

Incremental Facility (“Incremental Term Loans”) (a) shall rank pari passu in right of payment and of security with the Term Loans, (b) shall not mature earlier than the Extended Term Loan Maturity Date, (c) may participate on a pro rata basis or a less than pro rata basis (but no greater than pro rata basis) with respect to the Extended Term Loans in any voluntary or mandatory prepayment hereunder, (d) the yield (including, for the avoidance of doubt, any upfront fees, original issue discount and similar amounts paid to Lenders under the Incremental Facility) on the Incremental Term Loans shall not exceed the corresponding interest rate on the Extended Term Loans by more than 25 basis points (it being understood that this condition may be satisfied by including a provision in the respective Incremental Amendment in respect of such Incremental Term Loans pursuant to which the Applicable Margin in respect of the Extended Term Loans is increased to the extent necessary to reduce any such excess to no more than 25 basis points) and (e) the amortization schedule applicable to the Incremental Term Loans shall provide for a Weighted Average Life to Maturity of the Incremental Term Loans no shorter than the Weighted Average Life to Maturity of the Extended Term Loans.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the requested Incremental Facility.  Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be mutually agreed by the Administrative Agent and the Borrower to effect the provisions of this Section.  The Administrative Agent and the Lenders hereby agree that the pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  The provisions of this SECTION 2.02 shall supersede any provisions in SECTION 2.21 or 9.02 to the contrary.

(b)           No Incremental Amendment shall become effective unless and until each of the following conditions has been satisfied or waived:

(i)            All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date (it being understood and agreed that the Borrower’s maintenance of its Incremental Facility request shall be deemed a representation and warranty by the Loan Parties to all Lenders and all Additional Lenders that the condition specified in this subclause (i) is satisfied as of the Incremental Facility Closing Date);

(ii)           The Loan Parties shall have demonstrated, to the reasonable satisfaction of the Administrative Agent, that both before and after giving effect to such Incremental Amendment and any Incremental Term Loans and Investments made in connection therewith, Holdings shall be in compliance with SECTION 6.11(a) on a Pro Forma Basis, as of the last day of the then most recently ended Fiscal Quarter;

(iii)          The Borrower, Administrative Agent, and each Additional Lender shall have executed and delivered the Incremental Amendment and such other amendments to the Loan Documents as the Administrative Agent shall reasonably require;

(iv)          The Borrower shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the Borrower, such Additional Lenders and the Administrative Agent shall agree;

(v)           The Borrower shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers and dated such date;

(vi)          A promissory note (to the extent requested) will be issued at the Borrower’s expense, to each such Additional Lender, to be in conformity with requirements of SECTION 2.07 (with appropriate modification); and

(vii)         The Borrower and each Additional Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(c)       The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment (with each date of such effectiveness being referred to herein as an “Incremental Facility Closing Date”).

SECTION 2.03                     [Reserved].

SECTION 2.04                     Repayment of Term Loans.

(a)           The principal amount of the Non-Extended Term Loans shall be repaid in consecutive quarterly installments (each, a “Non-Extended Term Loan Installment”) of 0.25% of the original aggregate principal amount thereof (to be decreased in accordance with SECTION 2.16 or 2.17(f) in the event of any voluntary or mandatory prepayments of the Non-Extended Term Loans made hereunder, including any such prepayments made prior to the First Amendment Effective Date), each payable on the Installment Date.  The remaining principal amount of the Non-Extended Term Loans shall be repaid on the Non-Extended Term Loan Maturity Date.

(b)           The principal amount of the Extended Term Loans shall be repaid in consecutive quarterly installments (each, an “Extended Term Loan Installment”) of 0.25% of the original aggregate principal amount thereof (to be decreased in accordance with SECTION 2.16 or 2.17(f) in the event of any voluntary or mandatory prepayments of the Extended Term Loans made hereunder, including any such prepayments made prior to the First Amendment Effective Date), each payable on the Installment Date.  The remaining principal amount of the Extended Term Loans shall be repaid on the Extended Term Loan Maturity Date.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with SECTION 2.16 or 2.17(f), as applicable;  (y) the Non-Extended Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Non-Extended Maturity Date; and (z) the Extended Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Extended Maturity Date.

SECTION 2.05       Reserved.

SECTION 2.06       Reserved.

SECTION 2.07       Notes.

(a)           Upon the request of any Lender, the Term Loans made by such Lender shall be evidenced by a Note, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b)           Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, each payment of interest on any such Term Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Term Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c)           Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.

SECTION 2.08       Interest on Term Loans.

(a)           Subject to SECTION 2.12, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans.

(b)           Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c)           Accrued interest on all Term Loans shall be payable in arrears on each Interest Payment Date applicable thereto, upon prepayment, at maturity (whether by acceleration or otherwise) and after such maturity on demand.

SECTION 2.09       Conversion and Continuation of Term Loans.

(a)           The Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent (which notice shall be in the form of Exhibit B-2 hereto and, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, or (ii) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

(i)            No Borrowing of Term Loans may be converted into, or continued as, LIBO Loans at any time when any Event of Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrower to incur Breakage Costs upon the occurrence and during the continuance of an Event of Default unless the Obligations are accelerated);

(ii)           If less than a full Borrowing of Term Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Term Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii)          The aggregate principal amount of Prime Rate Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv)          Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Term Loan being so converted;

(v)           The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(vi)          A Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion;

(vii)         Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month; and

(viii)        No more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

(b)           If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO

Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans, at the expiration of the then-current Interest Period.  The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Term Loan made by such Lender.

SECTION 2.10       Alternate Rate of Interest for Term Loans.  If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent:

(a)           Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in accordance with the terms of the definition thereof) for such Interest Period; or

(b)           Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Borrower.

SECTION 2.11       Change in Legality.

(a)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Borrower, such Lender may (x) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding LIBO Loans made by such Lender be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b).  In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b)           For purposes of this SECTION 2.11, a notice to the Borrower pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.12       Default Interest.  Effective upon written notice from the Administrative Agent (which notice shall be given only at the direction of the Required Lenders after the occurrence and during the continuance of an Event of Default under SECTION 7.01 (a) SECTION 7.01(b), SECTION 7.01(h) or SECTION 7.01(i)) and at all times thereafter while such Event of Default is continuing, interest shall accrue on all Term Loans and other amounts owing by the Loan Parties (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to (a) with respect to overdue principal of any Term Loan, the rate (including the Applicable Margin) otherwise applicable thereto plus two percent (2.00%) per annum and (b) with respect to any other overdue amount, the rate then applicable to Prime Rate Loans plus two percent (2.00%) per annum.  Such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Term Loans).

SECTION 2.13       Reserved.

SECTION 2.14       Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting LIBO Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15       Reserved.

SECTION 2.16       Optional Prepayment of Term Loans; Reimbursement of Lenders.

(a)           The Borrower shall have the right at any time and from time to time to prepay without premium or penalty (except as set forth in clause (c) below and subject to payment of Breakage Costs as provided herein) outstanding Term Loans in whole or in part, (x) with respect to LIBO Loans, upon at least three (3) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 1:00 p.m., and/or (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 pm, subject in each case to the following limitations:

(i)            All such prepayments shall be paid to the Administrative Agent for application on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans; provided that the Borrower may direct (x) that any such prepayment shall be applied to the Installments in a different order and (y) that any such prepayment be applied (1) solely to the Non-Extended Term Loans or (2) to the Non-Extended Term Loans and the Extended Term Loans on a pro rata basis;

(ii)           Subject to the foregoing, outstanding Prime Rate Loans of the Borrower shall be prepaid before outstanding LIBO Loans of the Borrower are prepaid (except as otherwise directed by the Borrower).  Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $5,000,000).  No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail.  No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

(iii)          Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Term Loans to be prepaid, whether such prepayment shall be applied solely to the Non-Extended Term Loans or to the Non-Extended Term Loans and the Extended Term Loans on a pro rata basis and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Term Loans were made.  Each notice of prepayment shall be revocable, provided that, within ten (10) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment.  The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)           The Borrower shall reimburse each Lender as set forth below for any loss incurred or to be incurred by the Lenders in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence and during the continuance of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Term Loan is prepaid other than on the last day of the Interest Period for such Term Loan, or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.03 in respect of LIBO Loans, or any notice of conversion to LIBO Loans under Section 2.09, such Term Loans are not made on the first day of the Interest Period specified in such notice of borrowing or such notice of conversion, for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to Section 2.09(a)(i), Section 2.10 or Section 2.11, or (iii) in the event that after the Borrower delivers a notice of prepayment under this Section 2.16 in respect of LIBO Loans, such prepayments are not made on the day specified in such notice of prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Term Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or convert or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan with Prime Rate Loans other than on the last day of the Interest Period for such Term Loan or the failure to prepay a LIBO Loan, of the then current Interest Period for such Term Loan or (y) in the case of such failure to borrow or convert, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow or convert, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market.  Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.

(c)           Any prepayment or repricing of the Extended Term Loans effected on or prior to the first anniversary of the First Amendment Effective Date as a result of a Repricing Transaction shall be accompanied by a fee equal to 1.00% of the principal amount of the Extended Term Loans so prepaid or repriced, unless such fee is waived by the applicable Extended Term Loan Lender.  If in connection with a Repricing Transaction on or prior to such first anniversary of the First Amendment Effective Date any Lender is replaced as a result of its being a Minority Lender in respect of such Repricing Transaction pursuant to Section 9.02(c), such Lender shall be entitled to the fee provided under this Section 2.16(c).

(d)           Whenever any partial prepayment of Term Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Borrower may otherwise designate in writing.

SECTION 2.17       Mandatory Prepayment.  The outstanding Obligations shall be subject to prepayment as follows:

(a)           If on any date any Loan Party or any of its Subsidiaries shall have received Net Proceeds in excess of $2,500,000 from any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction ) of any of its assets (other than the sale of assets (other than Real Estate, Capital Stock and Intellectual Property) in the ordinary course of business and the transfer of any assets among Stores and other locations of the Loan Parties or any of their Subsidiaries), to the extent that such Net Proceeds are not required to be applied to the payment of obligations of the Borrower or other borrowers under the ABL Facility, an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after such date toward the prepayment of Term Loans as set forth in SECTION 2.17(f) unless the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds were received or reinvesting in assets used in any Loan Party’s or any of its Subsidiaries’ business (any such application of proceeds, a “Proceeds Reinvestment”) within twelve (12) months of the receipt of such proceeds (or if a letter of intent or other binding commitment to reinvest such proceeds is entered into within the later of twelve (12) months of receipt of such proceeds and 180 days from the date of such letter of intent or other binding commitment) (such time period, with respect to such proceeds, the “Reinvestment Period”); or

(b)           If on any date any Loan Party or any of its Subsidiaries shall have received Net Proceeds in excess of $2,500,000 from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any of its assets, to the extent that such Net Proceeds are not required to be applied to the payment of obligations of the Borrower or other borrowers under the ABL Facility, an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after such date toward the prepayment of Term Loans as set forth in SECTION 2.17(f) unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent, or (ii) the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received or reinvesting in assets used in any Loan Party’s or any of its Subsidiaries’ business within twelve (12) months of the receipt of such proceeds (or if a letter of intent or other binding commitment to reinvest such proceeds is entered into within the later of twelve (12) months of receipt of such proceeds and 180 days from the date of such letter of intent or other binding commitment);

(c)           If on any date any Loan Party or any of its Subsidiaries shall have received Net Proceeds (other than Excluded Net Proceeds) from the incurrence of any Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than Permitted Indebtedness (other than Permitted Indebtedness as described in clause (k)(ii)), an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after such date toward the prepayment of Term Loans as set forth in SECTION 2.17(f);  and

(d)           If, for any Fiscal Year of Holdings commencing with the Fiscal Year ending December 31, 2008, there shall be Excess Cash Flow, the Loan Parties shall, on the relevant Excess Cash Flow Application Date (as defined below), apply the difference of (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate amount of all optional prepayments of the Term Loans during such Fiscal Year, toward the prepayment of the Term Loans as set forth in SECTION 2.17(f).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the date on which Consolidated financial statements of Holdings and its Subsidiaries have been delivered pursuant to SECTION 5.01(a).

(e)           Reserved.

(f)            Any prepayment of any Term Loans pursuant to SECTIONS 2.17(a) through (d) above shall be applied to the remaining scheduled Installments of principal in the chronological order of the Installment Dates, pro rata as between the Non-Extended Term Loans and the Extended Term Loans.  Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid.  No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within ten (10) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail.  In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in a Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the occurrence and during the continuance of any Event of Default).

SECTION 2.18       Reserved.

SECTION 2.19       Fees.

(a)           The Borrower shall pay to the Agents, for their respective accounts, (i) the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth and (ii) such other fees in the amounts and at the times separately agreed upon between the Borrower and the Agents.

(b)       All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein.  Once due, all fees shall be fully earned and shall not be refundable under any circumstances (except to the extent set forth in the Fee Letter).

SECTION 2.20       Maintenance of Loan Account; Statements of Account.  The Administrative Agent shall maintain an account on its books in the name of the Borrower (each, the “Loan Account”) which will reflect (i) all Term Loans made by the Lenders to the Borrower or for the Borrower’s account and (ii) any and all other monetary Obligations that have become payable.  The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from other Persons for the Borrower’s account, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(f) or 7.03, as applicable.

SECTION 2.21       Payments; Sharing of Setoff.

(a)           The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees, amounts payable under SECTIONS 2.14, 2.16(b) or 2.23, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its Funding Office, except that payments pursuant to SECTIONS 2.14, 2.16(b), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           All funds received by and available to the Administrative Agent to pay principal, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of SECTION 2.17(f) or 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, interest, fees and other amounts then due to such respective parties.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.22       Reserved.

SECTION 2.23       Taxes.

(a)           Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party or an Agent or a Lender shall be required to deduct or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this SECTION 2.23) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           The Loan Parties  shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Borrowers shall not be required to compensate any Lender pursuant to this SECTION 2.23 for any amounts payable by such Lender in any fiscal year of such Lender if such Lender does not furnish notice of such claim within one (1) year from the end of such fiscal year; provided further, that if the law giving rise to such claim has a retroactive effect, then such one (1) year period shall be extended to include such period of retroactive effect.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction in United States withholding tax shall deliver to the Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN (claiming a treaty benefit) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (A) Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (3) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Notwithstanding any other provision of this SECTION 2.23(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Foreign Lender is not legally able to deliver.

(f)            Any U.S. Lender that is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower and the Administrative Agent two (2) properly completed and duly executed copies of Internal Revenue Service Form W-9 or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g)           The Loan Parties shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above.  Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h)           If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(h); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(i)            If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.

(j)            If any Credit Party, in its sole discretion, determines in good faith that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents (which refund, deduction or credit is provided by the jurisdiction imposing such Taxes), a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit (but only to the extent of the amount of any Taxes paid or reimbursed by the Loan Parties), net of all reasonable out of pocket expenses incurred in securing such refund, deduction or credit; provided, however, that the Borrower, upon the request of the Administrative Agent or such Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Credit Party in the event the Administrative Agent or such Credit Party is required to repay such refund, deduction or credit to such Governmental Authority.  This SECTION 2.23(i) shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party.

SECTION 2.24       Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under SECTION 2.14 or cannot make Term Loans under SECTION 2.11, or if the Loan Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)           If any Lender requests compensation under SECTION 2.14 or cannot make Term Loans under SECTION 2.11 for thirty (30) consecutive days, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.25       Reserved.

SECTION 2.26       Security Interests in Collateral.  To secure their Obligations under this Agreement and the other Loan Documents, the Borrower shall, and shall cause each other Loan Party to, grant to the Collateral Agent, for its benefit and the benefit of the other Secured Parties, a first-priority security interest in (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on all Term Priority Collateral, or (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral), all of the Collateral pursuant hereto and to the Security Documents, provided that the Collateral shall secure amounts owing with respect to the Other Liabilities only to the extent as agreed to by the Borrower.

SECTION 2.27       Extension Offers.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Non-Extended Term Loans or Extended Term Loans, as applicable, on a pro rata basis (based on the aggregate outstanding principal amount of the Non-Extended Term Loans or Extended Term Loans, as applicable) and on the same terms to each such Lender, the Borrower may from time to time extend the maturity date of the Non-Extended Term Loans or Extended Term Loans, as applicable, and otherwise modify the terms of the Non-Extended Term Loans or Extended Term Loans, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of the Non-Extended Term Loans or Extended Term Loans, as applicable (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Non-Extended Term Loans or Extended Term Loans, as applicable) (each, an “Extension”, and each group of Non-Extended Term Loans or Extended Term Loans, as applicable, as so extended, as well as the original Non-Extended Term Loans or Extended Term Loans, as applicable (in each case not so extended), being a

“tranche”; any Extension Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Non-Extended Term Loans or Extended Term Loans, as applicable, of any Lender extended pursuant to any Extension (“Extension Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extension Term Loans shall be no earlier than the then latest maturity date of Term Loans hereunder and the amortization applicable to Non-Extended Term Loans or Extended Term Loans, as applicable, pursuant to SECTION 2.04(a) or 2.04(b), as applicable, for periods prior to the original Non-Extended Term Loan Maturity Date or Extended Term Loan Maturity Date, as applicable, may not be increased, (iv) the Weighted Average Life to Maturity of any Extension Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Non-Extended Term Loans or Extended Term Loans, as applicable, extended thereby, (v) any Extension Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Non-Extended Term Loans or Extended Term Loans, as applicable (calculated on the face amount thereof), in respect of which Lenders or shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Non-Extended Term Loans or Extended Term Loans, as applicable, offered to be extended by the Borrower pursuant to such Extension Offer, then the Non-Extended Term Loans or Extended Term Loans, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.  For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b)           If at the time any Extension of Term Loans becomes effective, there are Extension Term Loans that remain outstanding from a prior Extension or any Extended Term Loans are outstanding, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extension Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such Extension Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of the Extension Term Loans shall at any time (over the life of the Extension Term Loans) exceed the “effective interest rate” applicable to (A) Term Loans which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence) or (B) the Extended Term Loans (determined on the same basis as provided in the first parenthetical in this sentence) by more than 0.50%, then the Applicable Rate applicable to such prior extended Term Loans and/or the Extended

Term Loans shall be increased to the extent necessary so that at all times thereafter the Extension Term Loans made pursuant to previous Extensions and the Extended Term Loans do not receive an “effective interest rate” less than that applicable to the Loans made (or extended) pursuant to such Extension minus 0.50%.

(c)           With respect to all Extensions consummated by the Borrower pursuant to this SECTION 2.27, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.04 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Non-Extended Term Loans or Extended Term Loans, as applicable, be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this SECTION 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extension Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this SECTION 2.27.

(d)           The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this SECTION 2.27.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that refers to a maturity date prior to the then latest maturity date of a Term Loan so that such maturity date is extended to the then latest maturity date of a Term Loan.

(e)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this SECTION 2.27.

SECTION 2.28       Specified Refinancing Debt

(a)           The Borrower may, from time to time, add one or more additional tranches of term loans to be made hereunder (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Non-Extended Term Loans or Extended Term Loans, as applicable, then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment and of security with the other Term Loans hereunder; (ii) subject to the last sentence of this clause (a), will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Non-Extended Term Loans or Extended Term Loans, as applicable, being refinanced; (iv) subject to clauses (ii) and (iii) above, will have terms and conditions (taken as a whole) that are substantially identical to, or less favorable to the investors providing such Specified Refinancing Debt than, the Non-Extended Term Loans or Extended Term Loans, as applicable, being refinanced; and (v) the proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Non-Extended Term Loans or Extended Term Loans, as applicable; provided further that the terms and conditions applicable to such Specified Refinancing Debt may provide for any additional or different covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the latest maturity date of Term Loans that is in effect on the date such Specified Refinancing Debt is issued, incurred or obtained or the date on which all non-refinanced Obligations are paid in full.  If at any time any Specified Refinancing Debt becomes effective, there is other Specified Refinancing Debt then outstanding from a prior incurrence of Specified Refinancing Debt (any such prior Specified Refinancing Debt, “Prior Specified Refinancing Debt”) or any Extended Term Loans are then outstanding, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Specified Refinancing Debt and (y) the four years following the date of the incurrence of such new Specified Refinancing Debt) in respect of the new Specified Refinancing Debt shall at any time (over the life of the Prior Specified Refinancing Debt) exceed the “effective interest rate” applicable to Prior Specified Refinancing Debt or Extended Term Loans (in each case, determined on the same basis as provided in the second parenthetical in this sentence) by more than 0.50%, then the Applicable Rate applicable to Prior Specified Refinancing Debt or Extended Term Loans shall be increased to the extent necessary so that at all times thereafter, the “effective interest rate” applicable to the Prior Specified Refinancing Debt and the Extended Term Loans is not lower than the “effective interest rate” applicable to the new Specified Refinancing Debt minus 0.50%.

(b)           The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof.  Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Non-Extended Term Loan Lenders or Extended Term Loan Lenders, as applicable. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).  Each Non-Extended Term Loan Lender or Extended Term Loan Lender, as applicable, shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility) of such requested increase.  Any Non-Extended Term Loan Lender or Extended Term Loan Lender, as applicable, approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt.  Any Non-Extended Term Loan Lender or Extended Term Loan

Lender, as applicable, not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt.  The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(c)           The effectiveness of any Refinancing Amendment shall be subject, to the extent requested by the Administrative Agent, to receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under SECTION 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Term Loans, the Loan Parties executing this Agreement or a Joinder hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party and its Subsidiaries on the Closing Date, assuming the effectiveness of the transactions contemplated under the Acquisition Documents and in each case as of the date such representation and warranty is made unless an earlier date is specified:

SECTION 3.01       Organization; Powers.  Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other applicable entity power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party.  Each Loan Party and each of its Subsidiaries is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.  Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s and each of its Subsidiaries’ name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02       Authorization; Enforceability.  The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action.  This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03       No Conflicts.  The transactions to be entered into and contemplated by the Loan Documents (a) will not violate any Applicable Law (except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect) or the Charter Documents of any Loan Party or any of its Subsidiaries, (b) do not violate or result in a default (with due notice, lapse of grace period or both) under any indenture or any other material agreement or instrument, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (c) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created under the Loan Documents and Permitted Encumbrances.

SECTION 3.04       Financial Condition.

(a)           The Borrower has heretofore furnished to the Agents the Consolidated balance sheet, and statements of operations, stockholders’ equity, and cash flows for the Borrower and its Subsidiaries (i) as of and for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, in each case audited by KPMG, LLP, independent public accountants, and (ii) as of and for the Fiscal Quarters ended March 31, 2007 and June 30, 2007.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes.  Since December 31, 2006, there has been no event, change, condition or development that has had or could reasonably be expected to have, individually or in the aggregate, (i) as of the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Agreement) or (ii) a Material Adverse Effect.

(b)           The Borrower has heretofore furnished to the Agents the pro forma financial statements required pursuant to SECTION 4.01(i) hereof.  Such pro forma financial statements have been prepared in good faith by the Borrower, are based on  assumptions believed by the Borrower to be reasonable at the time of preparation, accurately reflect in all material respects all adjustments required to be made to give effect to the VH Acquisition and present fairly in all material respects on a pro forma basis the estimated Consolidated financial position of the Borrower and its Subsidiaries as of such date and for the periods reflected therein, assuming that the VH Acquisition had actually occurred at such date; it being understood that such pro forma financial statements are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material.

SECTION 3.05       Properties.

(a)           Each Loan Party and each of its Subsidiaries has title to, or valid leasehold interests in or right to use, all its real and personal property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 3.05(b) sets forth with respect to each Loan Party and each of its Subsidiaries a list of all registrations and issuances of the Intellectual Property owned by such Loan Party and each of its Subsidiaries and all applications for the registrations or issuance thereof.  Each such registration, issuance and application that is material to the business of such Loan Party or such Subsidiary is subsisting, has not expired or been abandoned or cancelled, and to the knowledge of each Loan Party, is valid and enforceable.  To the knowledge of each Loan Party, no proceeding is pending against any Loan Party challenging the ownership, registration, validity, enforceability or use of any item of Intellectual Property.  Each Loan Party and each of its Subsidiaries owns or is licensed to use, all Intellectual Property used in its business, free and clear of all Liens other than Permitted Encumbrances, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and each Loan Party’s and each of its Subsidiaries’ conduct of its business and its use of the Intellectual Property owned by such Loan Party or such Subsidiary does not infringe upon, misappropriate, dilute or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No proceeding is pending (or to the knowledge of each Loan Party, threatened) in which any Person is alleging that a Loan Party or any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person in any material respect.  Each Loan Party and each of its Subsidiaries have taken reasonable actions to maintain and protect their material Intellectual Property.

(c)           Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties and their Subsidiaries as of the Closing Date.

SECTION 3.06       Litigation and Environmental Matters.

(a)           Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable expectation of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents, the Senior Initial Loan Documents, the Holdco Initial Loan Documents or the Acquisition Agreement.

(b)           No Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any actual or potential claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected  to result in a Material Adverse Effect.

(c)           No Real Estate or facility owned, operated or leased by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or similar state “Superfund” list except to the extent that such filings, individually or in the aggregate, would not reasonably be expected  to result in a Material Adverse Effect.

(d)           No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Estate of the Loan Parties or any of their Subsidiaries.

(e)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law, except for any requirement the noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)            The Borrower has made available to the Agents and the Lenders all material documents, studies, and reports in the possession, custody or control of the Borrower and their Subsidiaries concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Estate or facilities currently or formerly owned, operated, leased or used by the Borrower or any of its Subsidiaries.

(g)           Hazardous Materials are not present at or about any of the Real Estate or any other facility currently owned, operated or leased by any Loan Party or any of its Subsidiaries in amount or condition that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07       Compliance with Laws and Agreements.  Other than as set forth on Schedule 3.06(a), each Loan Party and each of its Subsidiaries is in compliance with all Applicable Law and all Material Indebtedness, and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08       Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09       Taxes.  Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP, and as to which no Lien has arisen or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10       ERISA.  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each of the Loan Parties and their ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) the present value of all benefit liabilities under each Plan of each of the Loan Parties and their ERISA Affiliates (based on those assumptions used to fund such Plan) does not exceed the value of the assets of such Plan and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iii) no ERISA Event has occurred or is reasonably expected to occur; and (iv) none of the Loan Parties or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or is in endangered or critical status or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or in endangered or critical status or to be terminated.

SECTION 3.11       Disclosure.  As of the Closing Date, none of the reports, financial statements, certificates or other written information (other than any projections, pro formas, budgets and general market information) concerning any of the Loan Parties or any of their Subsidiaries furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

SECTION 3.12       Subsidiaries.

(a)           Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party and each of its Subsidiaries in, each Subsidiary as of the Closing Date; there is no other Capital Stock of any class outstanding as of the Closing Date.  To the knowledge of the Loan Parties, all such shares of Capital Stock as of the Closing Date are validly issued, fully paid, and, with respect to corporate shares, non-assessable.

(b)           Except as set forth on Schedule 3.12, no Loan Party nor any of its Subsidiaries is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Closing Date.

SECTION 3.13       Reserved.

SECTION 3.14       Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Affect.  The hours worked by and payments made to employees of any of the Loan Parties and any of their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.06(a) or except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary thereof, or for which any claim may be made against any Loan Party or any Subsidiary thereof, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party or such Subsidiary.  Except as set forth on Schedule 3.14, as of the Closing Date no Loan Party nor any Subsidiary thereof is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.  As of the Closing Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party or any Subsidiary thereof has made a pending demand in writing for recognition.  As of the Closing Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary thereof is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.15       Security Documents.  The Security Documents create in favor of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a legal, valid and enforceable security or mortgage interests in the Collateral (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the Security Documents constitute, or will upon the filing of financing statements or other instruments within the time periods prescribed under Applicable Law and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and opposable first priority Lien on, and security interest in, all right, title and interest of the Loan Parties and their Subsidiaries thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances (x) having priority by operation of Applicable Law, or (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral.

SECTION 3.16       Federal Reserve Regulations.

(a)           No Loan Party nor any Subsidiary thereof is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17       Solvency.  The Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent on and as of the Closing Date.  No transfer of property is being made by any Loan Party or any Subsidiary thereof and no obligation is being incurred by any Loan Party or any Subsidiary thereof in connection with the transactions contemplated by the VH Acquisition or this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary thereof.

SECTION 3.19       Subordination of Junior Financing.  The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) and “Designated Senior Debt”, “Designated Senior Indebtedness”, “Designated Guaranteed Senior Debt”, or “Designated Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE IV

Conditions

SECTION 4.01       Closing Date.  The obligation of the Lenders to make Term Loans on the Closing Date is subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a)           Subject to SECTION 2.18(b), SECTION 5.16  and SECTION 5.17, the Agents and the Arranger (or their counsel) shall have received either (i) a counterpart of this Agreement and all other Loan Documents from each party thereto signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Agents and the Arranger (which may include telecopy transmission or electronic pdf copy of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents to which it is a party.

(b)           The Agents and the Arranger shall have received a written opinion (addressed to each Agent, the Arranger and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, covering such matters relating to the

Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents and the Arranger shall reasonably request.  The Loan Parties hereby request such counsel to deliver such opinions.

(c)           The Agents and the Arranger shall have received Charter Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents, the Arranger and their counsel.

(d)           The Administrative Agent shall have received a notice with respect to such Borrowing as required by Article II.

(e)           The Agents and the Arranger shall have received a certificate, reasonably satisfactory in form and substance to the Agents and the Arranger, certifying that, as of the Closing Date, no Default or Event of Default exists and the Loan Parties and their Subsidiaries, taken as a whole, are Solvent and that immediately after the consummation of the VH Acquisition, no Default or Event of Default will exist and the Loan Parties and their Subsidiaries, taken as a whole, will be Solvent.

(f)            The Closing Date Representations and Warranties shall be true and correct in all material respects, provided that any such representation and warranty that is  already qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects.

(g)           No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since December 31, 2006.

(h)           There shall not be any other Indebtedness of the Loan Parties outstanding immediately after the Closing Date other than (i) the Senior Initial Loan Facility Indebtedness, (ii) the ABL Facility, (iii) the Holdco Initial Loan Facility Indebtedness, (iv) this Agreement, (v) Indebtedness permitted to remain outstanding under the Acquisition Agreement (except that all Indebtedness outstanding under the Borrower’s Existing Credit Agreement shall have been paid in full (other than contingent obligations) and all commitments thereunder shall have terminated) and (vi) Permitted Indebtedness.

(i)            The Administrative Agent shall have received (a) Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, all prepared in accordance with GAAP and audited and reported on by independent public accountants of recognized national standing, (b) to the extent made available to Holdings, unaudited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flow of the Borrower and its Subsidiaries for each subsequent Fiscal Quarter ended at least forty-five (45) days prior to the Closing Date, prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes and (c) a pro forma Consolidated balance sheet of the Borrower and its Subsidiaries as of the date of the most recent Consolidated balance sheet delivered pursuant to clause (b) above, as adjusted to give effect to the transactions contemplated by the Acquisition Documents and the Loan Documents as if such transactions had occurred on such date and to such other adjustments as shall be agreed among the Sponsors, the Borrower and the Arranger.

(j)            The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date.

(k)           The Agents and the Arranger shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(l)            Holdings and/or the Borrower shall have received a cash and/or roll-over common equity contribution in an aggregate amount equal to at least 25% of the pro forma total Consolidated capitalization of Holdings and its Subsidiaries as of the Closing Date (as adjusted to give effect to the transactions contemplated by the Acquisition Documents and the Loan Documents (including the funding of the Senior Initial Loan Facility, the Holdco Initial Loan Facility, the Term Loan Financing Facility and such equity contribution) as if such transactions had occurred on such date and to such other adjustments as shall be agreed among the Sponsors, Holdings, and the Arranger), to pay a portion of the purchase price under the Acquisition Documents and the Acquisition Charges.

(m)          [Reserved].

(n)           The Merger shall have been consummated, or substantially simultaneously with the initial Borrowing under this Agreement shall be consummated, in accordance with the Acquisition Agreement, which shall be reasonably satisfactory to the Arranger, and no material provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Arranger (not to be unreasonably withheld or delayed).

(o)           The Collateral Agent shall have received all Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect in the United States the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.

(p)           There shall have been delivered to the Agents and the Arranger all documentation and other information requested by them that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as defined in SECTION 9.16 below).

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01       Financial Statements and Other Information.  Holdings (and, with respect to clauses (g) through (l) below, the Borrower) will furnish to the Administrative Agent:

(a)           Within  (i) one hundred and five (105) days after the end of the first Fiscal Year of Holdings after the Closing Date and (ii) ninety (90) days after the end of each Fiscal Year of Holdings, thereafter, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for Holdings and its Subsidiaries (including Unrestricted Subsidiaries), setting forth in comparative form, the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Year ended on December 31, 2008) and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit), except for the aforementioned projections, to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) on a Consolidated basis in accordance with GAAP;

(b)           Within (i) sixty (60) days after the end of each of the first three (3) Fiscal Quarters of Holdings beginning with the Fiscal Quarter ended March 31, 2008 and (ii) forty-five (45) days after the end of each Fiscal Quarter of Holdings, thereafter, in each case, excluding the last Fiscal Quarter of each Fiscal Year of Holdings, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Quarter ended on March 31, 2009) all such Consolidated figures certified by one of the Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) on a Consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes;

(c)           within forty (40) days after the end of each Fiscal Month of Holdings and its Subsidiaries beginning with the Fiscal Month ended October 31, 2007 internally prepared monthly operating financial reports for Holdings and its Subsidiaries (including Unrestricted Subsidiaries), as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Month ended on October 31, 2008), all certified by one of the Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) on a Consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes;

(d)           Concurrently with any delivery of financial statements under clause (a) or clause (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to Excess Cash Flow (in case of any delivery of financial statements under clause (a) above only), for such period, (iii) detailing all Store openings and Store closings during the immediately preceding fiscal period, and stating the aggregate number of the Loan Parties’ and their Subsidiaries’ Stores as of the first day of the current fiscal period, (iv) setting forth the Cure Amount with respect to each exercise of Cure Rights, if any, in such period, (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (vi) listing the names of all Immaterial Subsidiaries (if any) of Holdings and certifying that each Subsidiary set forth on such list qualifies as an Immaterial Subsidiary, provided that such list shall only be required to be produced annually, concurrently with any delivery of financial statements under clause (a) above, with monthly updates to the extent necessary, concurrently with any delivery of financial reports under clause (c) above, and (vii) setting forth all information and calculations necessary for determining compliance by Holdings with SECTION 6.11 as of the last day of the Fiscal Quarter or Fiscal Year for which such financial statements are delivered;

(e)           Within ninety (90) days after the commencement of each Fiscal Year of the Loan Parties, a detailed, Consolidated budget by month for the applicable Fiscal Year for Holdings and its Subsidiaries, and promptly when available, any revisions to such budget resulting from any Permitted Acquisition, Permitted Disposition or other transaction, the effect of which would reasonably be expected to change the projected Consolidated EBITDA of Holdings and the Restricted Subsidiaries in the subsequent Fiscal Year by 20% or more;

(f)            [Reserved];

(g)           Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, and (ii) SEC Forms 10K and 10Q for the Borrower and/or Holdings (for so long as the Borrower and/or Holdings is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended);

(h)           Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants;

(i)            [Reserved];

(j)            Concurrently with any delivery of financial statements under clause (a) or (b) above, the related unaudited Consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements;

(k)           Promptly following any reasonable request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that any Loan Party or any of their ERISA Affiliates have received with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the any Loan Party any of their ERISA Affiliates have received with respect to any Plan or Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(l)            Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as the Agents or any Lender may reasonably request (other than information which is subject to an attorney-client privilege or would result in a breach of a confidentiality obligation of the Loan Parties to any other Person).

Documents required to be delivered pursuant to this SECTION 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s and/or Holdings’ behalf on IntraLinks/ IntraAgency or another relevant website (the “Informational Website”), if any, to which each Lender and the Administrative Agent have unrestricted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (A) the accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrower physical delivery of specific financial information provided for in this SECTION 5.01 and (B) the Borrower and/or Holdings, as applicable, shall give the Administrative Agent and each Lender (or if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website.  The Credit Parties shall have no liability to any Loan Party, any Credit Party or any of their respective Affiliates associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

SECTION 5.02       Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a)           A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b)           The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of the Borrower that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           The occurrence of an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability to any Loan Party or any of their respective ERISA Affiliates in excess of $15,000,000; and

(d)           Any development that results in a Material Adverse Effect;

Each notice delivered under SECTION 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03       Information Regarding Collateral.  The Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.  The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the Uniform Commercial Code or other Applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Security Documents (subject only to Permitted Encumbrances) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

SECTION 5.04       Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary of it to, do all things necessary (a) to comply with its Charter Documents in all material respects, and (b) to obtain, preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names, domain names, trade secrets and other proprietary and confidential information material to the conduct of its business, except, in the case of clause (a) and (b)(ii) above, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03 or SECTION 6.05.

SECTION 5.05       Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary of it to, pay its Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (c) the failure to make payment, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06       Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary of it to, keep and maintain all tangible property material to the conduct of its business in substantially the same condition as of the Closing Date (ordinary wear and tear, casualty loss and condemnation excepted), except (a) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) for Store closings and Permitted Dispositions permitted hereunder.  Each Loan Party will, and will cause each Subsidiary of it to, use commercially reasonable efforts to prosecute, maintain, and enforce the Intellectual Property, except to the extent such Intellectual Property is no longer used or deemed by such Loan Party or such Subsidiary in its reasonable business judgment to be materially useful or desirable in the conduct of the business of the Loan Parties and their Subsidiaries.

SECTION 5.07       Insurance.

(a)           Each Loan Party shall, and shall cause each Subsidiary of it to, (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Closing Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agents, upon written request, full information as to the insurance carried.

(b)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to any of the Loan Parties or their Subsidiaries under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, their Subsidiaries, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured.  Business interruption policies shall name the Administrative Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, after the occurrence and during the continuance of an Event of Default, the insurer shall pay all proceeds of such business interruption policies otherwise payable to any of the Loan Parties or their Subsidiaries under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, their Subsidiaries, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer and (iii) such other provisions to the endorsement as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement insurance binder or certificate (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(c)           With respect to each Real Estate for which a Mortgage is required to be delivered under the Loan Documents, obtain flood insurance in such total amounts as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on such Real Estate is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.08       Books and Records; Inspection and Audit Rights; Accountants.

(a)           Each Loan Party will, and will cause each Subsidiary of it to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each Subsidiary of it to, permit any representatives designated by any Agent, upon reasonable prior written notice and during regular business hours, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at the reasonable expense of the Loan Parties at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default shall have occurred and be continuing, the Loan Parties shall pay the reasonable out-of-pocket expenses for only one such visit inspection in any calendar year.

(b)           The Loan Parties shall, and shall cause each Subsidiary of it to, at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the Loan Parties’ and their Subsidiaries’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agents; subject, however, if requested by such accountants, to the execution of an access agreement by the Agents and such accountants in form reasonably satisfactory to each of them; provided that a representative of the Borrower shall be given the opportunity to be present all such discussions.

(c)       At its election, upon either (i) its reasonable belief that any Loan Party or any Subsidiary thereof has breached any representation, warranty or covenant herein relating to environmental matters, which breach could reasonably be expected to have a Material Adverse Effect, or (ii) in connection with the enforcement of remedies against any Real Estate after the occurrence and during the continuance of an Event of Default, the Collateral Agent or any Lender may request in writing that the Loan Party, at its own cost and expense, retain an independent engineer or environmental consultant to conduct an environmental assessment or other appropriate review of reasonable scope (but, prior to the occurrence of any such Event of Default, only with respect to the subject matter of such breach), including, as relevant of the condition of any Real Estate or facility of any Loan Party or any Subsidiary thereof and/or such Loan Party’s or such Subsidiary’s compliance with Environmental Law.  If the Loan Party fails to conduct such assessment or review within 30 days of receipt of the request, the Collateral Agent or Lender may retain an independent engineer or environmental consultant to conduct an environmental assessment or other appropriate review.  Each Loan Party shall, and shall cause each Subsidiary of it to, cooperate in the performance of any such environmental assessment or review and permit any such engineer or consultant designated by the Collateral Agent or such Lender to have full access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment or review.  Environmental assessments or reviews conducted under this paragraph shall be limited to visual inspections of the Real Estate or facility, interviews with representatives of the Loan Parties or their Subsidiaries or facility personnel, and review of applicable records and documents pertaining to the condition of the property or facility, its compliance with Environmental Law and any potential Environmental Liabilities, in each case prior to the occurrence and during the continuance of an Event of Default, to the extent relevant to the subject matter of such breach.  All environmental assessments or reviews conducted pursuant to this paragraph shall be at the Loan Parties’ sole cost and expense.

SECTION 5.09       Reserved.

SECTION 5.10       Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary of it to, comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each Subsidiary of it to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; and (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate.  The Loan Parties shall, and shall cause each Subsidiary of it to, notify the Administrative Agent promptly after such Person becomes aware of any violation of or non-compliance with any Environmental Laws or any Release on, at, in, under, above, to, from or about any Real Estate or any property subject to a Lease that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000 individually or in the aggregate; and promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 individually or in the aggregate in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

SECTION 5.11       Use of Proceeds.  The proceeds of Term Loans made hereunder will be used only (a) to directly or indirectly finance the VH Acquisition, (b) to repay in full all amounts, if any, due or owing under the Existing Credit Agreement and to repay other Indebtedness of the Borrower and its Subsidiaries, in each case, on the Closing Date, and (c) to pay the Acquisition Charges.  No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.12       Additional Subsidiaries.  If any Loan Party shall form or directly acquire all or substantially all of the outstanding Capital Stock of a Subsidiary that is not an Excluded Subsidiary after the Closing Date, the Borrower will notify the Agents thereof and if such Subsidiary is not an Excluded Subsidiary, such Loan Party will cause such Subsidiary to enter into a Joinder Agreement and to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Agents or the Required Lenders shall reasonably request; provided that Mortgages shall only be required in respect of Real Estate having a fair market value at the time of the acquisition of such Subsidiary exceeding $1,000,000.  If any shares of Capital Stock or Indebtedness of any Subsidiary are owned by or on behalf of any Loan Party, such Loan Party will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Obligations within ten (10) Business Days after such Subsidiary is formed or such shares of Capital Stock or Indebtedness are acquired (except that, (i) if such Subsidiary is a Foreign Subsidiary or a Subsidiary in which substantially all of its assets consist of the Capital Stock of one or more Foreign Subsidiaries, shares of Capital Stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of Capital Stock of such Subsidiary and (ii) if such Subsidiary is an Immaterial Subsidiary or an Unrestricted Subsidiary, no shares of Capital Stock of such Subsidiary are required to be pledged).

SECTION 5.13       Further Assurances.

(a)           Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b)           If any Real Estate having a fair market value in excess of $1,000,000 is acquired by any Loan Party after the Closing Date (other than Real Estate constituting Collateral under the Security Agreement that becomes subject to a Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Collateral Agent, and, if reasonably requested by the Collateral Agent, the Borrower will cause such Real Estate to be subjected to a Lien securing the Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in SECTION 4.01(b) and (o), paragraph (a) of this SECTION 5.13 and SECTION 5.16, all at the expense of the Loan Parties.

(c)           Each Loan Party shall deliver to the Collateral Agent any and all certificates representing Capital Stock (to the extent certificated) that are required to be pledged pursuant to the Pledge Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Loan Party and required to be pledged pursuant to the Pledge Agreement, indorsed in blank to the Collateral Agent.

SECTION 5.14       Corporate Separateness.

(a)           Each Loan Party shall satisfy, and cause each of its Subsidiaries (including Unrestricted Subsidiaries) to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, in each case, to the extent required by law and the maintenance of corporate offices and records.

(b)           Each Loan Party shall ensure that (i) no payment is made by it or any of its Restricted Subsidiaries to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, except as permitted under SECTION 6.04, (ii) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of any Loan Party or any direct or indirect parent of any Loan Party, and (iii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from any Loan Party, any of its Restricted Subsidiaries or any direct or indirect parent of any Loan Party.

SECTION 5.15       Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, in each case pursuant and subject to the provisions in the definition of “Unrestricted Subsidiary”.  Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of any applicable board resolution giving effect to such designation and a certificate by a Responsible Officer of the Borrower certifying that such designation complied with such provisions.  Notwithstanding the foregoing, as of the Closing Date, all of the  Subsidiaries of the Borrower shall be Restricted Subsidiaries.

SECTION 5.16       Mortgages.  Prior to, on or within sixty (60) days after the Closing Date (which period may be extended by the Administrative Agent acting in its reasonable discretion), each Loan Party shall have delivered to the Collateral Agent: (a) fully executed Mortgages in respect of each of the Real Estate properties set forth on Schedule 5.16(a), which Mortgages shall be recorded promptly to create valid and enforceable liens on each such Real Estate property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for its benefit and for the benefit of the Secured Parties, (b) title insurance in form, scope and amount reasonably satisfactory in all respects to the Collateral Agent and a flood insurance policy if required by the Flood Disaster Protection Act of 1973; (c) written opinions (addressed to each Agent, the Arranger and the Lenders) of applicable local counsel with respect to the enforceability and perfection of the Mortgages referred to in clause (a) above and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and (d) for each Real Estate property listed on Schedule 5.16(a), (i) new ALTA/ACSM surveys reasonably satisfactory to and certified to the Collateral Agent (including such additional Table A items as the Collateral Agent may reasonably request), dated not more than thirty (30) days prior to the Closing Date or (ii) ALTA/ACSM surveys dated within four (4) years of the Closing Date reasonably satisfactory to the Collateral Agent together with an affidavit of “No Change”, provided that the title company provides full title coverage for such ALTA/ACSM surveys, including the issuance of all survey-dependent title endorsements (to the extent available in the state in which the applicable Real Estate is located).

SECTION 5.17       Post-Closing Matters

(a)           To the extent the Loan Parties shall have used commercially reasonable efforts to deliver to the Agents the deliverables set forth on Schedule 5.17 and yet are unable to provide such deliverables on or prior to the Closing Date (as determined by the Administrative Agent in its reasonable discretion), the Loan Parties shall deliver such deliverables in each case within the time limits set forth on Schedule 5.17 or such longer period as determined by the Administrative Agent in its sole discretion.

(b)           Within thirty (30) days after the Closing Date, or such longer period as determined by the Administrative Agent in its sole discretion, the Borrower shall liquidate, dissolve or wind up American Student Rental, Inc., Musician’s Choice, Inc. and GC Stores Canada, Inc.  Prior to and up to the date of the liquidation, dissolution or winding up of the aforementioned entities, such entities shall not engage in any business or activity except as ancillary or incidental to such liquidation or dissolution.

(c)           Within two (2) Business Days after the Closing Date, Holdings and/or the Borrower shall have received a cash common equity contribution in an amount that, in the aggregate with the cash and roll-over common equity contributions made to Holdings and/or the Borrower on the Closing Date, shall be equal to at least $625,000,000.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01       Indebtedness and Other Obligations.  No Loan Party will, nor will it permit any Subsidiary of it to, create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02       Liens.  No Loan Party will, nor will it permit any Subsidiary of it to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.

SECTION 6.03       Fundamental Changes.

(a)           No Loan Party will, nor will it permit any Subsidiary of it to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may liquidate, dissolve, consolidate, or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation, (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, or merge into any Subsidiary that is not a Loan Party, (iii) any Loan Party may merge with or into any other Loan Party, and (iv) Permitted Acquisitions and transactions permitted pursuant to SECTION 6.05 may be consummated in the form of a merger or consolidation, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person, provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by SECTION 6.04, and further provided that any such merger or consolidation involving the Borrower shall not be permitted unless the Borrower is the surviving Person; and, further provided, that any such merger or consolidation involving Holdings shall not be permitted unless Holdings is the surviving Person.

(b)           No Loan Party will, nor will it permit any Subsidiary of it to, engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party or such Subsidiary, as applicable, on the date of execution of this Agreement and businesses reasonably related thereto and those supportive, complementary or ancillary thereto.

(c)           Holdings shall not, nor shall it permit any of its Subsidiaries directly, or indirectly owning Capital Stock of the Borrower to, (i) engage or commit to engage in any business or activity other than (A) the ownership of all the outstanding shares of Capital Stock of the Borrower and activities incidental thereto and (B) the ownership of all the outstanding shares of Capital Stock of other entities created or acquired in a transaction otherwise permitted hereunder and activities incidental thereto, (ii) own or acquire any assets (other than all of the outstanding shares of Capital Stock of the Borrower, the cash proceeds of any Restricted Payments permitted by SECTION 6.06 or all of the outstanding shares of Capital Stock of any other entity created or acquired in a transaction otherwise permitted hereunder), or (iii) incur any Indebtedness or other liabilities or financial obligations (other than obligations constituting Permitted Indebtedness under clauses (a), (c), (i), (k), (m), (o), (t) or (u) of the definition thereof or, with respect to such types of Permitted Indebtedness, constituting Permitted Indebtedness under clause (w) of the definition thereof to the extent permitted thereunder, nonconsensual obligations imposed by operation of law and obligations reasonably incurred in connection with its maintenance of its existence).

SECTION 6.04       Investments, Unrestricted Subsidiaries.

(a)           No Loan Party will, nor will it permit any Subsidiary of it to, make or permit to exist any Investment, except Permitted Investments.

(b)           The Borrower will not permit (i) any Restricted Subsidiary to be designated as or remain an Unrestricted Subsidiary or (ii) any Unrestricted Subsidiary to be designated as a Restricted Subsidiary, except in each case in accordance with the provisions of the definition of “Unrestricted Subsidiary”.  The Borrower will not permit any Restricted Subsidiary to be designated an Unrestricted Subsidiary if such Subsidiary had been designated as an Unrestricted Subsidiary at any time during the term of this Agreement.

SECTION 6.05       Asset Sales.  No Loan Party will, nor will it permit any Subsidiary of it to, sell, transfer, lease (as lessor), license (as licensor), abandon or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except sales of Inventory and the use of cash or cash equivalents in the ordinary course of business, transactions permitted by SECTION 6.03 and Permitted Dispositions and the making of Permitted Investments (to the extent such Investment would involve a sale, transfer or disposition of any assets).

SECTION 6.06       Restricted Payments; Certain Payments of Indebtedness.

(a)           No Loan Party will, nor will it permit any Subsidiary of it to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that

(i)            Any Loan Party or any Subsidiary of a Loan Party may declare and pay cash dividends or make other distributions of property to a Loan Party; provided that any such Restricted Payments made to Holdings under this clause (i) shall be used only (A)(x) to pay general corporate overhead and similar expenses incurred by Holdings in the ordinary course of business, or the amount of any indemnification claims made by any director or officer of Holdings, (y) to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings and (z) to pay taxes that are due and payable by Holdings as the parent of a consolidated group that includes Holdings and its Subsidiaries (including Unrestricted Subsidiaries); (B) so long as (1) no Event of Default has occurred and is continuing or would arise therefrom and (2) the Borrower is not prohibited under the Senior Initial Loan Facility or the ABL Facility from making such payments to Holdings, to make payments in connection with the repurchase of Capital Stock of Holdings or any Subsidiary of it (including payments of principal and interest in respect of notes issued by Holdings to stockholders in connection therewith), provided that such payments are otherwise permitted under this SECTION 6.06; (C) so long as (1) no Event of Default under SECTION 7.01(a), SECTION 7.01(b) (but only with respect to clause (i) thereof as it relates to non-payment of interest), SECTION 7.01(h) or SECTION 7.01(i) has occurred and is continuing or would arise therefrom and (2) the Borrower is not prohibited under the Senior Initial Loan Facility or the ABL Facility from making such payments to Holdings, to pay interest as and when due in respect of the Holdco Initial Loan Facility Indebtedness; and (D) to partially redeem or prepay Holdco Initial Loan Facility Indebtedness to the extent necessary to make an AHYDO “catch-up” payment thereon;

(ii)           The Loan Parties and their Subsidiaries may make Restricted Payments for the purpose of paying amounts owing under the Advisory Agreement, to the extent permitted under SECTION 6.07;

(iii)          The Loan Parties and their Subsidiaries may make Restricted Payments on the Closing Date to consummate the VH Acquisition;

(iv)          The Loan Parties and their Subsidiaries may make Restricted Payments consisting of Permitted Dispositions of the type described, and subject to the limitations contained, in the definition thereof;

(v)           The Loan Parties and their Subsidiaries may make Restricted Payments constituting repurchases of Capital Stock of Holdings or any Subsidiary of it in connection with the exercise of stock options or warrants if such equity interests represent a portion of the exercise price of such option or warrants, provided that Restricted Payments made pursuant to this clause (v) shall not exceed $5,000,000 in any Fiscal Year of the Borrower;

(vi)          Holdings may make Restricted Payments constituting other repurchases of Capital Stock of Holdings or any Subsidiary of it, provided that such payments, in the aggregate with any payments made pursuant to clause (vii) below, shall not exceed $3,000,000 in any Fiscal Year (and provided further that (A) in the event the entire $3,000,000 is not utilized in any Fiscal Year under clauses (vi) and (vii) of this SECTION 6.06, one hundred percent (100%) of such unutilized portion may be carried forward to the next succeeding Fiscal Year of Holdings, (B) Restricted Payments made pursuant to this clause during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (A) above and, second, in respect of amounts permitted for such Fiscal Year as provided above and (C) the amount of excess capacity that may be carried over from a prior Fiscal Year pursuant to clause (A) above shall be calculated without taking into account any amounts carried over to such prior Fiscal Year);

(vii)         Holdings may make payments of principal and interest in respect of notes issued to stockholders in connection with the repurchase of shares of Capital Stock of Holdings or any Subsidiary of it, provided that such payments, in the aggregate with any payments made pursuant to clause (vi) above, shall not exceed $3,000,000 in any Fiscal Year, (and provided further that, (A) in the event the entire $3,000,000 is not utilized in any Fiscal Year under clauses (vi) and (vii) of this SECTION 6.06, one hundred percent (100%) of such unutilized portion may be carried forward to the next succeeding Fiscal Year of Holdings, (B) Restricted Payments made pursuant to this clause during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (A) above and, second, in respect of amounts permitted for such Fiscal Year as provided above and (C) the amount of excess capacity that may be carried over from a prior Fiscal Year pursuant to clause (A) above shall be calculated without taking into account any amounts carried over to such prior Fiscal Year; and

(viii)        so long as no Event of Default shall have occurred and be continuing, the Loan Parties and their Subsidiaries may in each Fiscal Year make Restricted Payments in an aggregate amount, without duplication, not exceeding the amount set forth below for such Fiscal Year:

Fiscal Year	Restricted Payment Amount
2007	$1,000,000
2008	$5,000,000
2009	$10,000,000
2010	$15,000,000
2011	$20,000,000
2012	$20,000,000
2013	$20,000,000

; provided, that (a) to the extent the capacity to make Restricted Payments pursuant to this clause (vi) for any Fiscal Year exceeds the aggregate amount of Restricted Payments made during such Fiscal Year, such excess capacity may be carried over to the next succeeding Fiscal Year, (b) Restricted Payments made pursuant to this clause during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above and, second, in respect of amounts permitted for such Fiscal Year as provided above and (c) the amount of excess capacity that may be carried over from a prior Fiscal Year pursuant to clause (a) above shall be calculated without taking into account any amounts carried over to such prior Fiscal Year.

(b)           No Loan Party will, nor will it permit any Subsidiary of it to, make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness of the type described in clause (a)(i), clause (a)(ii), clause (a)(iii) or, with respect to the types of Specified Indebtedness described in clauses (a)(i), (a)(ii) and (a)(iii), clause (b) of the definition of Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Specified Indebtedness, except

(i)            payments in Capital Stock (as long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties and their Subsidiaries;

(ii)           (A) scheduled payments of principal and interest as and when due and (B) as long as no Specified Default then exists or would arise therefrom, prepayments in whole or in part of the Senior Initial Loan Facility Indebtedness, Additional Borrower Unsecured Senior Notes and the Holdco Initial Loan Facility Indebtedness in a principal amount not exceeding $10,000,000 in the aggregate in any Fiscal Year and not exceeding $25,000,000 in the aggregate since the Closing Date;

(iii)          prepayment in whole or in part of the Senior Initial Loan Facility, Additional Borrower Unsecured Senior Notes, the Holdco Initial Loan Facility or the Term Loan Financing Facility with the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary for the purpose of making such payment or prepayment;

(iv)          (A) mandatory prepayments by the Borrower as required under the Senior Initial Loan Agreement as in effect on the Closing Date or any Senior Initial Loan Agreement, Senior Note Indenture or supplemental indenture, so long as such Senior Initial Loan Agreement, Senior Note Indenture or supplemental indenture contains terms regarding mandatory prepayments no less favorable to the obligors thereunder than the Senior Initial Loan Agreement in effect on the Closing Date, (B) mandatory prepayments by Holdings as required under the Holdco Initial Loan Agreement as in effect on the Closing Date or any Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture, so long as such Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture contains terms regarding mandatory prepayments no less favorable to Holdings than the Holdco Initial Loan Agreement in effect on the Closing Date and (C) mandatory prepayments by the Borrower as required under the Additional Borrower Unsecured Senior Notes so long as the terms thereof regarding mandatory prepayments are no less favorable to the Borrower than those in the Senior Note Indenture on the First Amendment Effective Date;

(v)           partial redemption or prepayment by Holdings of the Holdco Initial Loan Facility Indebtedness to the extent necessary to make an AHYDO “catch-up” payment thereon;

(vi)          any repayment, purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness constituting Senior Initial Loan Facility Indebtedness (including, without limitation, Senior Initial Loans and any Senior Notes) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Borrower incurred in compliance with Section 6.01;

(vii)         any repayment, purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness constituting Holdco Initial Loan Facility Indebtedness (including, without limitation, Holdco Initial Loans and any Holdco Notes) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of Holdings incurred in compliance with Sections 6.01 and 6.03; and

(viii)        any repayment, purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness constituting Additional Borrower Unsecured Senior Notes made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Borrower incurred in compliance with Section 6.01.

SECTION 6.07       Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary of it to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration in excess of $1,000,000, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and/or their Subsidiaries not otherwise prohibited hereunder, (c) payments due pursuant to the Advisory Agreement on account of Advisory Fees consisting of (i) fees payable on the Closing Date or (ii) payments (but not prepayments) of annual Advisory Fees provided that such payments may not be made if an Event of Default under SECTION 7.01(a), (b), (d) (but only with respect to SECTION 6.11), (h) or (i) has occurred and is continuing or would arise therefrom, and provided further that such fees not paid shall accrue and be paid when the applicable Event of Default has been cured or waived and no additional Event of Default under SECTION 7.01(a), (b), (d) (but only with respect to SECTION 6.11), (h) or (i) has occurred and is continuing or would arise as a result of such payment; (d) payments of indemnities and reasonable expense reimbursements under the Advisory Agreement; (e) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries; (f) payment of director’s fees, expenses and indemnities; (g) stock option, stock incentive, equity, bonus and other compensation plans of the Loan Parties and their Subsidiaries; (h) employment contracts with officers and management of the Loan Parties and their Subsidiaries; (i) the repurchase of equity interests from officers, directors and employees to the extent specifically permitted under this Agreement; (j) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted under this Agreement; (k) Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement; (l) payments pursuant to the tax sharing agreements among the Loan Parties and their Subsidiaries to the extent attributable to the ownership or operations of the Holdings and its Subsidiaries; (m) the issuance of equity interests to the management of Holdings in connection with the VH Acquisition; (n) other transactions with Affiliates specifically permitted under SECTION 6.01 in connection with clause (c)(i), (ii) and (iv), (l) and (p) of the definition of “Permitted Indebtedness,” SECTION 6.04(b) or SECTION 6.04(a) in connection with clause (g)(i) and (ii), (j) and (n) of the definition of “Permitted Investments,” SECTION 6.05 in connection with clause (q) of the definition of “Permitted Dispositions” or SECTION 6.06(a)(i), (a)(v) through (a)(viii) or SECTION 6.06(b)(v); and (o) as set forth on Schedule 6.07.

SECTION 6.08       Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary of it to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or such Subsidiary or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, by any documents in existence on the Closing Date or under any documents relating to joint ventures of any Loan Party or any Subsidiary to the extent that such joint ventures are not prohibited hereunder, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Subsidiary that are to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment or subleasing or sublicensing thereof, (v) the foregoing shall not apply to any agreement related to the Specified Indebtedness, (vi) clause (a) of the foregoing shall not apply to licenses or contracts which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein, and (vii) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition.

SECTION 6.09       Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary of it to, amend, modify or waive any of its rights governing any Specified Indebtedness in any way to (i) increase the rate of or change the time for payment of interest on any Specified Indebtedness, (ii) advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Specified Indebtedness or (iii) alter the redemption provisions or the price or terms at which any Loan Party is required to offer to purchase any Specified Indebtedness in any manner materially adverse to the Lenders.

SECTION 6.10       Fiscal Year.  No Loan Party will, nor will it permit any Subsidiary of it to, change its Fiscal Year without the prior written consent of the Administrative Agent.

SECTION 6.11       Financial Performance Covenants.

(a)           Consolidated Secured Net Leverage Ratio.  Holdings shall not permit the Consolidated Secured Net Leverage Ratio on the last day of any Fiscal Quarter during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

October 1, 2008 through March 31, 2009	4.80x
April 1, 2009 through September 30, 2009	4.50x
October 1, 2009 through March 31, 2010	3.90x
April 1, 2010 through June 30, 2014	3.50x
July 1, 2014 through June 30, 2015	3.25x
Thereafter	3.00x

(b)           Capital Expenditures.  Holdings shall not and shall not permit any of its Subsidiaries to, make or commit to make any Capital Expenditure that would cause the aggregate amount of such Capital Expenditures made by the Loan Parties in any Fiscal Year of Holdings to exceed the amount set forth with respect to such Fiscal Year in the table set forth below (such amount, the “Permitted Capital Expenditure Amount”); provided that to the extent that Capital Expenditures during any Fiscal Year are less than the Permitted Capital Expenditure Amount in respect of such Fiscal Year, (x) up to 100% of any such unused amount may be carried over for expenditure in the next succeeding Fiscal Year and (y) Capital Expenditures made pursuant to this Section during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to subclause (x) above, and, second, in respect of the Permitted Capital Expenditure Amount in respect of such Fiscal Year.

Period	Permitted Capital Expenditure Amount

January 1, 2008 through December 31, 2008	$57,500,000
January 1, 2009 through December 31, 2009	$57,500,000
January 1, 2010 through December 31, 2010	$60,000,000
January 1, 2011 through December 31, 2011	$65,000,000
January 1, 2012 through December 31, 2012	$70,000,000
January 1, 2013 through December 31, 2013	$75,000,000
January 1, 2014 through December 31, 2014	$75,000,000
Thereafter	$80,000,000

ARTICLE VII

Events of Default

SECTION 7.01       Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           Any Loan Party shall fail to pay any principal of any Term Loan, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration or otherwise;

(b)           Any Loan Party shall fail to pay (i) any interest on or fee with respect to any Term Loan as the same shall become due and payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days; or (ii) any other amount (other than an amount referred to in SECTION 7.01(a) or Other Liabilities) as the same shall become due and payable under this Agreement or any other Loan Document and such failure continues for thirty (30) days;

(c)           Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;

(d)           Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) Article VI, (ii) SECTION 5.04(b)(i) or SECTION 5.17(c), or (iii) any of SECTION 5.01(d) or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e)           Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower and (y) a Responsible Officer of any Loan Party obtaining actual knowledge thereof;

(f)            (i) Any Loan Party shall fail to make any payment (whether of principal, interest, letter of credit fees or commitment fees and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue beyond the expiration of any applicable grace or cure period set forth in the documents governing such Material Indebtedness, (ii) any event, circumstance or condition occurs that, with or without any action on the part of the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf, results in any Material Indebtedness becoming due prior to its scheduled maturity or requiring the prepayment, redemption, repurchase or defeasance thereof, prior to its scheduled maturity or (iii) any event, circumstance or condition shall have occurred and be continuing that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness (other than Indebtedness outstanding under the ABL Facility) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, redemption, repurchase or defeasance thereof, prior to its scheduled maturity and any applicable grace or cure period set forth in respect of such event, circumstance or condition in the documents governing such Material Indebtedness shall have expired;

(g)           a Change in Control shall occur;

(h)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty

(60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            Except with respect to matters set forth on Schedule 3.06(a), one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(k)           An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a liability of any Loan Party in excess of $25,000,000 or such other amount that would reasonably be expected to result in a Material Adverse Effect, and the same shall remain undischarged for a period of thirty (30) consecutive days;

(l)            Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(m)          (i) Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (A) as a result of the sale, release or other disposition of the applicable Collateral in a Permitted Disposition or other transaction permitted under the Loan Documents or, (B) relating to an immaterial amount of Collateral not constituting Term Priority Collateral, or (C) as a result of the failure of the Collateral Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with Applicable Law or (ii) any of the outstanding Capital Stock of the Borrower shall cease to be pledged pursuant to the Pledge Agreement free of Liens other than Liens created by the Security Documents or any non-consensual Liens arising solely by operation of law; or

(n)           The termination of the Facility Guaranty or any other guaranty of the Obligations (except for any release or termination permitted hereunder);

then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) require each of the following to become immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party to the extent permitted under Applicable Law: (i) the unpaid principal amount of and accrued interest on the Term Loans and (ii) all other Obligations; and (b) subject to the Intercreditor Agreement, cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents.  In the case of any event with respect to any Loan Party described in 7.01(h) or 7.01(i), (a) each of the following shall automatically become immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party to the extent permitted under Applicable Law: (i) the unpaid principal amount of and accrued interest on the Term Loans and (ii) all other Obligations, and (b) Administrative Agent may, subject to the Intercreditor Agreement, cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

Notwithstanding anything to the contrary contained in this ARTICLE VII, in the event that the Borrower fails to comply with the requirements of the Financial Performance Covenant set forth in SECTION 6.11(a) until the date that is ten (10) days after the day on which financial statements are required to be delivered hereunder for a Fiscal Quarter or a Fiscal Year pursuant to SECTION 5.01(a) or (b), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the common capital of Holdings (collectively, the “Cure Right”); provided that at the Borrower’s option, Holdings may elect to exercise such Cure Right prior to the date of the delivery of such financial statements if Holdings reasonably determines that it will fail to comply with the requirements of such Financial Performance Covenant upon the delivery of such financial statements, and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased, solely for the purpose of measuring such Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of such Financial Performance Covenant, Holdings shall be deemed to have satisfied the requirements of such Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Performance Covenant that had occurred shall be deemed cured for this purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one Fiscal Quarter in which the Cure Right is not exercised, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with such Financial Performance Covenant, and (c) the Cure Amount shall be set forth in each applicable Compliance Certificate delivered pursuant to SECTION 5.01(d).

SECTION 7.02       Remedies on Default.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents (at the direction of the Required Lenders) shall proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03       Application of Proceeds.  After the occurrence and during the continuance of any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or, without limiting the foregoing, on account of any Prepayment Event or Excess Cash Flow, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a)           FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full (other than contingent obligations);

(b)           SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Lenders, until paid in full;

(c)           THIRD, ratably to pay interest accrued in respect of the Obligations until paid in full;

(d)           FOURTH, to pay principal due in respect of the Term Loans until paid in full;

(e)           FIFTH, ratably to pay outstanding Obligations (to the extent such Obligations are secured hereunder and under the other Loan Documents at the option of the Borrower) with respect to any Designated Hedge Agreement;

(f)            SIXTH, ratably to pay any other outstanding Obligations (including any outstanding Other Liabilities); and

(g)           SEVENTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01       Appointment and Administration by Administrative Agent.  Each Credit Party hereby irrevocably designates JPMorgan Chase Bank as Administrative Agent under this Agreement and the other Loan Documents.  The general administration of the Loan Documents shall be by the Administrative Agent.  The Credit Parties each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02       Appointment of Collateral Agent.  Each Secured Party hereby irrevocably designates JPMorgan Chase Bank as Collateral Agent under this Agreement and the other Loan Documents.  The Secured Parties each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents.  All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties.  Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents.  The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03       Sharing of Excess Payments.  If at any time or times any Secured Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (ii) payments from the Administrative Agent in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent, such Secured Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.03, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.  In no event shall the provisions of this paragraph be construed to apply to any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Loan Parties or any Affiliate(s) thereof (as to which the provisions of this paragraph shall apply).

SECTION 8.04       Agreement of Applicable Lenders.  Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties.  No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

SECTION 8.05       Liability of Agents.

(a)           The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement or any of the other Loan Documents by or through any of their respective officers, agents and employees, and no Agent nor any of their respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent nor any of their respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it.  Without limiting the foregoing no Agent, nor any of their respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b)           The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents.  The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c)           None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)           The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party.  The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06       Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Secured Parties.  Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Secured Parties.  In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that their compliance with such directions would be unlawful.

SECTION 8.07       Credit Decisions.  Each Secured Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other

Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Revolving Credit Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08       Reimbursement and Indemnification.  Each Secured Party (other than the Agents) agrees to (i) reimburse the Agents for such Secured Party’s pro rata share of all Obligations held by such Secured Party of (x) any expenses and fees incurred by any Agent for the benefit of Secured Parties under this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (y) any expenses of any Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby and have failed to so reimburse, and (ii) indemnify and hold harmless each Agent and any of their respective directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s pro rata share of all Obligations held by such Secured Party, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such.  The provisions of this SECTION 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09       Rights of Agents.  It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents.  Each Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent thereunder.

SECTION 8.10       Notice of Transfer.  The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.

SECTION 8.11       Successor Agents.  Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Borrower.  Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Specified Default, shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Secured Parties, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $1,000,000,000, or capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Secured Parties in writing by such successor Agent) which, so long as there is no Specified Default, shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld or delayed).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12       Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13       Financial Statements.  By signing this Agreement, each Lender:

(a)           agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

(b)           is deemed to have requested that the Agents furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by Holdings hereunder (collectively, the “Reports”) (and the Agents agree to furnish such Reports promptly to the Lenders, which Reports may be furnished in accordance with the final paragraph of SECTION 5.01);

(c)           expressly agrees and acknowledges that no Agent makes any representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)           agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Term Loans that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold each Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.14       Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession.  Should any Secured Party (other than an Agent) obtain possession of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent, or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15       Reserved.

SECTION 8.16       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize the Collateral Agent to release any Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnity obligations with respect to then unasserted claims), or (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by this Agreement.  Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Applicable Lenders.  Upon request by any Agent or any Loan Party at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.16.

(b)           Upon at least two (2) Business Days’ prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.16(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 8.17       Syndication Agent and Arranger.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent and the Arranger shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01       Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a)           if to any Loan Party, to it at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362, Attention: Erick Mason (Telecopy No.  (818) 735-8833, E-Mail: emason@guitarcenter.com), David Robson (Telecopy No. (818) 735-8833, E-Mail: drobson@guitarcenter.com) and Michelle Sanft (Telecopy No. (818) 735-8833, E-Mail: msanft@guitarcenter.com), with copies to Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: Warren Valdmanis (Telecopy No. (617) 516-2010, E-Mail: wvaldmanis@baincapital.com), and Kirkland & Ellis, LLP, 300 North LaSalle, Chicago, Illinois 60654, Attention: Linda K. Myers, P.C. (Telecopy No. (312) 862-2200, E-Mail: linda.myers@kirkland.com);

(b)           if to the Administrative Agent or the Collateral Agent to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention: Barry Bergman, with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: William B. Sheehan;

(c)           if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02       Waivers; Amendments.

(a)           No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:

(i)            Increase the Commitment of any Lender without the prior written consent of such Lender;

(ii)           Without:

(A)          the prior written Unanimous Consent of all Lenders directly adversely affected thereby, reduce the principal amount of any Obligation or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees payable under the Loan Documents (it being understood that a waiver of a Default shall not constitute a reduction of interest for purposes of this Section);

(B)           the prior written Unanimous Consent of all Lenders directly adversely affected thereby, postpone the scheduled date of payment of any interest on any Obligation or reduce the amount of, waive or excuse any such payment (provided that a waiver of a Default shall not constitute a reduction, excuse or waiver of interest for purposes of this Section), or postpone the Maturity Date;

(C)           the prior written Unanimous Consent of all Lenders, except for Permitted Dispositions or for Collateral releases as permitted in SECTION 8.16 and for mergers, consolidations, liquidations and dissolutions permitted under SECTION 6.03, release all or substantially all of the Collateral from the

Liens of the Security Documents or release all or substantially all of the Facility Guarantors from their respective obligations under their Facility Guarantee or substantially limit their liability in respect of such Facility Guarantee;

(D)          the prior written consent of all Lenders, change any of the provisions of this SECTION 9.02(b) or the definitions of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(E)           the prior written Unanimous Consent of all Lenders, change any of the provisions of SECTION 8.03;

(iii)          Without prior written consent of the Agents, affect the rights or duties of the Agents.

(c)           Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of all Lenders or all directly adversely affected Lenders pursuant to SECTION 9.02(b) and such modification, amendment or waiver is approved by the Lenders holding at least 50% of the aggregate Commitments held by all Lenders or all directly adversely affected Lenders (as applicable) or, if the Commitments have been terminated, at least 50% of the aggregate outstanding Term Loans held by all Lenders or all directly adversely affected Lenders (as applicable) (such Lender or Lenders collectively, the “Threshold Lenders”), but not by the requisite percentage of all Lenders or all the directly adversely affected Lenders, the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the requisite Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) provided that, with respect to each such Minority Lender, the Borrower shall, by giving written notice to Administrative Agent and such Minority Lender of its election to do so, elect to cause such Minority Lender (and such Minority Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of SECTION 9.04 and such Replacement Lender shall pay any fees payable thereunder in connection with such assignment; provided further that, (1) on the date of such assignment, the Replacement Lender shall pay to the Minority Lender an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Minority Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Minority Lender pursuant to SECTIONS 2.14, 2.16(b) or 2.23 or otherwise as if it were a prepayment; and (3) each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Minority Lender did not consent.  In connection with any such replacement, if the Minority Lender does not execute and deliver to the Administrative Agent a duly completed Assigned and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonably by the Administrative Agent as of the date on which the Replacement Lender executes such Assignment and Acceptance and/or such other documentation, then such Minority Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such documentation on behalf of such Minority Lender.  Upon the prepayment of all amounts owing to any Minority Lender, such Minority Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Minority Lender to indemnification hereunder shall survive as to such Minority Lender.

(d)           Further, notwithstanding anything to the contrary contained in this SECTION 9.02, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(e)           No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances.  Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked.  No amendment to this Agreement or any other Loan Document shall be effective against any Loan Party unless signed by such Loan Party.

SECTION 9.03       Expenses; Indemnity; Damage Waiver.

(a)           The Loan Parties shall jointly and severally pay all Credit Party Expenses incurred as of the Closing Date on the Closing Date.  Thereafter, the Loan Parties shall jointly and severally pay all Credit Party Expenses within thirty (30) days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Loan Parties have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Loan Parties or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Loan Parties’ rights with respect thereto).

(b)           The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective directors, officers, employees, agents and controlling persons of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for all the Indemnitees (plus, in each case, one local counsel in any other jurisdiction to the extent reasonably necessary) (provided that in the case of a conflict of interest the affected Indemnitee may engage and shall be reimbursed for one additional counsel, plus one local counsel in any other jurisdiction to the extent reasonably necessary), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by a third party or any Loan Party or any Affiliate thereof or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (i) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or any of its Affiliates or Related Parties), (ii) such Indemnitee’s (or any of its Affiliates’ or Related Parties’) material breach of its obligations under this Agreement or any other Loan Document or (iii) any dispute solely among the Indemnitees other than claims against the Administrative Agent in its capacity or in fulfilling its role as an agent or arranger or any other similar role under this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby and any claims arising out of any act or omission by the Borrower or any of its Affiliates.  Notwithstanding anything to the contrary contained herein, the Loan Parties shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Loan Parties with an executed undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Loan Parties to such Indemnitee to the extent any of the foregoing items described in clauses (i) through (iii) occurs.

(c)           No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Term Loan or the use of the proceeds thereof.

(d)           The provisions of paragraphs (b) and (c) of this SECTION 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party.  All amounts due under this SECTION 9.03 shall be payable within thirty (30) days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.

SECTION 9.04       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may, with the consent of the Administrative Agent and the Borrower (which consent shall be deemed to have been granted unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice of any such assignment), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided, however, that no such consent of the Borrower shall be required (A) in connection with any assignment to another Lender, an Affiliate of a Lender or an Approved Fund (unless such Lender Affiliate or Approved Fund is a Disqualified Institution) or (B) if an Event of Default under SECTION 7.01(a), (b), (h) or (i) has occurred and is continuing; and provided further that, each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender (unless such Lender Affiliate is a Disqualified Institution), the amount of the Term Loans of the assigning Lender subject to a partial assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds) shall be an integral multiple of $1,000,000, or, if less, the entire remaining amount of the assigning Lender’s Term Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Term Loans, together with a processing and recordation fee of $3,500.00.  Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e).  The Loan Parties hereby acknowledge and agree that any effective assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

(c)           The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive and the Loan Parties and Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement absent any manifest error, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).

(e)           Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (other than any Person in direct competition with a Loan Party’s business) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans owing to it), subject to the following:

(i)            such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)          the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv)          any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Term Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii)(A), (B) or (C) that affects such Participant;

(v)           subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);

(vi)          to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;

(vii)         a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(viii)        a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with SECTION 2.23(e).

(f)            Any Credit Party may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or grant to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or grant of a security interest; provided, however, that no such pledge or grant of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or grantee for such Credit Party as a party hereto.

(g)           The Loan Parties authorize each Credit Party to disclose to any Participant or grantee and any prospective Participant or grantee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to a Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to a Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of SECTIONS 2.11, 2.14, 2.21, 2.22 and 2.23 to the same extent as if it were a Lender, (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under SECTION 2.14 or 2.23) unless the grant to the SPC was made with the Borrower’s prior written consent, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iv) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this SECTION 9.04, any SPC may (i) with notice to, but without the prior written consent of the Borrower, or the Administrative Agent, and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or, subject to obtaining the requisite consents under SECTION 9.04(b), to any other financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  Any Lender who grants an option to an SPC to make a Term Loan to the any Borrower shall, if such option is exercised, maintain a register similar to the Participant Register described in paragraph (c) of this SECTION.

SECTION 9.05       Survival.  All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and, notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full.  The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents, on behalf of themselves and the other Credit Parties, may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

SECTION 9.06       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08       Right of Set-off.  If any Specified Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have.  No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders.  ANY AND ALL RIGHTS TO REQUIRE THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts.  Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11       Press Releases and Related Matters.  The Borrower consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using the Borrower’s name, and with the consent of the Borrower, logo or trademark.  The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Administrative Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts that are treated as interest on such Term Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with Applicable Law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14       Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party.  To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or under Applicable Law, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)           The obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations after the termination of all Commitments to the Borrower under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).

(c)           To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document.  The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document.  Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto.  Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15       Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ (other than Excluded Institutions’) directors, officers, employees and agents, including accountants, legal counsel and other advisors involved with the financing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement, in accordance with Applicable Laws, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations so long as such Person or any of their Affiliates is not a competitor of any Loan Party, (g) with the consent of the Loan Parties, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties, or (i) to the extent that such Information is independently developed by such Credit Party.  For the purposes of this Section, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.16       Patriot Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower is in compliance, in all material respects, with the Act.  No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17       Foreign Asset Control Regulations.  Neither of the advance of the Term Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.18       Intercreditor Agreement.  The Loan Parties, the Agents, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the

Intercreditor Agreement.  Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Lenders and the other Credit Parties shall remain in full force and effect.

EXHIBIT B

[Amendment to the Holdco Notes Indenture]

[Intentionally omitted]

EXHIBIT C

[Amendment to the Senior Notes Indenture]

[Intentionally omitted]

EXHIBIT D

Schedule 3.05(b) to Term Credit Agreement

[Intentionally omitted]